Exhibit 2.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS OF THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL. [Redacted] INDICATES THAT INFORMATION HAS BEEN REDACTED.

ASSET PURCHASE AGREEMENT by and among THE HAIN CELESTIAL GROUP, INC., and SNACKRUPTORS INC. Dated as of January 30, 2026

TABLE OF CONTENTS

i

EXHIBIT A — Form of Transition Services Agreement

EXHIBIT B — Accounting Principles

This ASSET PURCHASE AGREEMENT, dated as of January 30, 2026 (this “Agreement”), is made by and between The Hain Celestial Group, Inc., a Delaware corporation (“Seller”), and Snackruptors Inc., an Ontario business corporation (“Purchaser”).

WHEREAS, Seller, directly or indirectly through the Asset Selling Subsidiaries, owns and holds all of the Transferred Assets and all of the Assumed Liabilities;

WHEREAS, Seller owns and controls, directly or indirectly, each of the Asset Selling Subsidiaries;

WHEREAS, Seller and the Asset Selling Subsidiaries, directly or indirectly, manufacture, market, distribute and sell (a) certain snack products under the (1) Garden Veggie Snacks / Sensible Portions, (2) Terra and (3) Garden of Eatin’ brands and (b) the Private Label Products;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller wishes to sell, assign, transfer, convey and deliver, and to cause the Asset Selling Subsidiaries to sell, assign, transfer, convey and deliver, to Purchaser, and Purchaser wishes to purchase, acquire and accept from Seller and the Asset Selling Subsidiaries, all of the Seller’s and the Asset Selling Subsidiaries’ right, title, and interest in the Transferred Assets, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the foregoing, Seller desires to transfer and assign to Purchaser, and Purchaser desires to assume from Seller and the Asset Selling Subsidiaries, the Assumed Liabilities, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Purchase and Sale

SECTION 1.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to, and agrees to cause the Asset Selling Subsidiaries to, sell, transfer, assign and deliver to Purchaser (and/or one or more of its designated affiliates), and Purchaser (and/or its applicable designated affiliate) agrees to purchase, acquire and accept from Seller and the Asset Selling Subsidiaries, free and clear of any and all Liens other than Permitted Liens, all of Seller’s and the Asset Selling Subsidiaries’ right, title and interest in, to and under the Transferred Assets for (i) the payment to Seller, to be received on behalf of itself and the Asset Selling Subsidiaries, of an aggregate purchase price of One Hundred Fifteen Million Dollars ($115,000,000) (the “Purchase Price”), payable as set forth in Section 2.02(b) and subject to adjustment as set forth in Section 2.03, and (ii) the assumption of the Assumed Liabilities by Purchaser (and/or its applicable designated affiliates). The purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities are collectively referred to in this Agreement as the “Acquisition”.

SECTION 1.02. Transferred Assets and Excluded Assets. (a) The term “Transferred Assets” means all of Seller’s and the Asset Selling Subsidiaries’ right, title and interest in, to and under the assets listed below as of the Closing (other than as otherwise provided in this Section 1.02(a)):

(i) all raw materials, packaging materials, supplies, unfinished inventory, work-in-process, finished goods and other items of inventory (collectively, “Inventory”) owned by Seller or any Asset Selling Subsidiary that are used, or held for use or sale, exclusively in the operation or conduct of the Business, including (A) all such Inventory located at the Leased Property, (B) all such Inventory on order or in transit to be delivered to the Leased Property, and (C) all such Inventory located at any Service Provider Facility (collectively, the “Transferred Inventory”);

(ii) all tangible personal property (other than Inventory) and interests therein, including all machinery, equipment, tooling, maintenance parts, spare parts, furniture, fixtures and furnishings, but excluding any IT Systems and any Intellectual Property covering, embodied in or connected to any of the foregoing (“Equipment”), owned or leased by Seller or any Asset Selling Subsidiary that is (A) located at (or on order to be delivered to) the Leased Property, (B) located at (or on order to be delivered to) any Service Provider Facility and used or held for use exclusively in the operation or conduct of the Business or (C) otherwise used or held for use exclusively in the operation or conduct of the Business (collectively, the “Transferred Equipment”);

(iii) (A) all Intellectual Property (and the goodwill associated therewith) set forth in Section 1.02(a)(iii)(A) of the Seller Disclosure Letter, and (B) all other Intellectual Property owned by Seller or any Asset Selling Subsidiary that is exclusively related to or exclusively used in the Business (and the goodwill associated therewith), including the Trademarks, Copyrights and Domain Names set forth in Section 1.02(a)(iii)(B) of the Seller Disclosure Letter ((A) and (B) collectively, the “Transferred Intellectual Property”);

(iv) to the extent transferable, all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) issued to Seller or to any Asset Selling Subsidiary that are used, or held for use, exclusively in the operation or conduct of the Business (the “Transferred Permits”), including the Permits listed on Section 1.02(a)(iv) of the Seller Disclosure Letter;

(v) all written contracts, leases, subleases, licenses, indentures, agreements, commitments, purchase orders, statements of work and other legally binding instruments, including amendments, extensions, supplements and other modifications thereto (“Contracts”) set forth in Section 1.02(a)(v) of the Seller Disclosure Letter and all other Contracts to which Seller or any Asset Selling Subsidiary is a party or by which Seller or any Asset Selling Subsidiary is bound that are used, or held for use, exclusively in the operation or conduct of the Business (other than individual agreements with Business Employees and other Contracts relating to employee matters, which, in each case, are transferred solely to the extent provided in Article VI) (along with the Transferred Lease, collectively, the “Transferred Contracts”);

(vi) the real property lease set forth in Section 1.02(a)(vi) of the Seller Disclosure Letter (the “Transferred Lease”), along with all leasehold improvements located at the Leased Property, subject to the terms of the Transferred Lease;

(vii) to the extent transferable, any GS1 Company Prefixes for the products issued to Seller that are used, or held for use, exclusively in the operation or conduct of the Business;

(viii) all records and data, including books of account, accounting records and files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, manuals and customer and supplier correspondence owned by Seller or any Asset Selling Subsidiary that exclusively relate to the Business (including personnel records with respect to Transferred Employees) that is either physically located at the Leased Property or transferred to Purchaser pursuant to the services to be provided under the Transition Services Agreement, except to the extent (A) arising out of, relating to or in respect of the Excluded Assets or the Retained Liabilities, (B) not reasonably separable from documents, data or databases that do not exclusively relate to the Business or (C) the transfer of which is not permitted under applicable Privacy Laws (collectively, the “Transferred Records”);

(ix) all refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Governmental Entity in each case with respect to Taxes that are Assumed Liabilities pursuant to Section 1.04(a);

(x) all IT Systems owned by Seller or any Asset Selling Subsidiary located at the Leased Property and set forth on Section 1.02(a)(x) of the Seller Disclosure Letter (the “Transferred IT”);

(xi) to the extent transferable, all endorsements and certifications of any manufacturing process or Product exclusively relating to the Business, including certifications relating to food safety and good manufacturing practices, organic sourcing, kosher status, dietary compatibility (e.g., gluten-free, GMO free, etc.), consumer or trade group preference and any other similar certification or endorsement license or relationship;

(xii) all rights to bill and receive payment for products sold or shipped (including any items that constitute Transferred Inventory) following the Closing, and other rights to receive payment (including in respect of rebates or volume discounts) to the extent arising out of, relating to or in respect of the operation or conduct of the Business following the Closing;

(xiii) all deposits paid in connection with the Transferred Lease and/or the Leased Property, including rent deposits and deposits for utilities, if any;

(xiv) all Claims and rights (and benefits arising therefrom) of Seller or any Asset Selling Subsidiary to the extent arising out of, relating to or in respect of any Transferred Asset, any Assumed Liability and/or the operation or conduct of the Business (including all guarantees, warranties, indemnities, rights of set-off and similar rights), except as set forth in Section 1.02(b)(iv);

(xv) all telephone numbers that are exclusively used in the Business and copies of any e-mail folders and archives transferred to Purchaser pursuant to the services to be provided under the Transition Services Agreement; and

(xvi) all other assets, properties, rights and interests that are exclusively related to the Business, or that are used, or held for use, exclusively in the operation or conduct of the Business.

(b) Notwithstanding anything to the contrary contained in this Agreement, for the avoidance of doubt, the Transferred Assets shall not include any assets or rights of any member of Seller Group other than the assets specifically listed or described in Section 1.02(a) and shall expressly exclude the following assets (collectively, the “Excluded Assets”), which shall not be sold, transferred, assigned or delivered to Purchaser or any of its affiliates:

(i) all assets identified in Section 1.02(b)(i) of the Seller Disclosure Letter;

(ii) all cash, cash equivalents or securities held by any member of Seller Group;

(iii) all accounts and notes receivable and similar rights to receive payment (including in respect of rebates or volume discounts) of Seller or any Asset Selling Subsidiary, to the extent arising out of, relating to or in respect of the operation or conduct of the Business prior to or at the Closing (except, for the avoidance of doubt, all such receivables and rights to receive payment to the extent arising out of, relating to or in respect of products sold from and after the Closing or that otherwise constitute (or are included in) Transferred Inventory, shall not be Excluded Assets);

(iv) all claims, demands, actions, suits and causes of action, whether class, individual or otherwise in nature, in law or in equity (collectively, “Claims”) and rights of any member of Seller Group to the extent arising out of, relating to or in respect of any Retained Liabilities or any other Excluded Asset, including (A) any such items arising under insurance policies and (B) all guarantees, warranties, indemnities and similar rights in favor of any member of Seller Group in respect of any Retained Liability or any other Excluded Asset, provided, however, that, notwithstanding the foregoing, the Excluded Assets shall not include, and shall expressly exclude from this clause (iv), any Claims, causes of action, rights to sue and rights to recover (including damages, settlements and judgments) for any past, present or future infringement, dilution, misappropriation or other violation of the Transferred Intellectual Property, whether or not such Claims or actions accrued, were pending, threatened or existed prior to the Closing;

(v) any shares of capital stock or other equity interests of any member of Seller Group;

(vi) all real property interests of any member of Seller Group, except the Transferred Lease (and related leasehold improvements) or as may be provided in the Transition Services Agreement;

(vii) all refunds or credits, claims for refunds or credits or rights to receive refunds or credits from any Governmental Entity in each case with respect to Taxes that are Retained Liabilities pursuant to Section 1.04(b);

(viii) all refunds or credits, claims for refunds or credits or rights to receive refunds or credits in respect of tariffs, including the pricing or cost impact of tariffs, from any vendor, supplier or other third-party for costs incurred by Seller or its affiliates to the extent arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing;

(ix) any Tax Returns and records (including accounting records) relating to Taxes paid or payable by any member of Seller Group and all financial and Tax records relating to the Business that form part of the general ledger or otherwise constitute accounting records of any member of Seller Group;

(x) all records prepared in connection with the Acquisition (or any portion thereof);

(xi) all rights of Seller under this Agreement, the Ancillary Agreements and any other agreements, certificates and instruments relating to the Acquisition (or any portion thereof) or otherwise delivered in connection with this Agreement;

(xii) the Intellectual Property of each member of Seller Group (in any style or design) and all names or marks confusingly similar to, derived from or including any of the foregoing, and the goodwill associated therewith, in each case other than the Transferred Intellectual Property;

(xiii) all division or corporate-level services of the type currently provided to the Business by any member of Seller Group;

(xiv) all records and data of any member of Seller Group other than the Transferred Records; and

(xv) all IT Systems owned or licensed by any member of Seller Group other than the Transferred IT.

SECTION 1.03. Consents to Certain Assignments. (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign, directly or indirectly, any Transferred Contract or Transferred Permit if an attempted direct or indirect transfer or assignment thereof, without the consent, approval or authorization (“Consent”) of the counterparty thereto or issuing Governmental Entity thereof (as applicable), would constitute a breach, default, violation or other contravention of the rights of such counterparty or Governmental Entity, would be ineffective with respect to any such Transferred Contract or Transferred Permit or would in any way adversely affect the rights of any member of Seller Group or any of their respective affiliates or, upon transfer, Purchaser or any of its affiliates, under such Transferred Contract or Transferred Permit. If any direct or indirect transfer or assignment by any member of Seller Group to Purchaser or any of its affiliates of, or any direct or indirect acquisition or assumption by Purchaser or any of its affiliates of, any Transferred Contract or Transferred Permit requires the Consent of a counterparty or issuing Governmental Entity (as applicable), then such transfer, assignment, acquisition or assumption shall be made subject to such Consent being obtained. Purchaser agrees that following Closing, no member of Seller Group nor any of their respective affiliates shall have any liability whatsoever to Purchaser or any of its respective affiliates arising out of or relating to the failure to obtain any such Consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom. Purchaser further agrees that no representation, warranty or covenant of Seller herein shall be breached or deemed breached, and except as expressly set forth in or required by Section 7.02, no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such Consent, (ii) any circumstances resulting therefrom or (iii) any claim, suit, action, proceeding, litigation or arbitration or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such Consent or any circumstances resulting therefrom.

(b) Except as expressly set forth in or required by Section 7.02, if any such Consent is not obtained prior to the Closing, the Closing shall nonetheless take place on the terms set forth herein and, thereafter, (i) unless otherwise mutually agreed by Seller and Purchaser, Purchaser shall use its reasonable best efforts to secure such Consent as promptly as practicable after the Closing, and (ii) until the earlier of (A) the date on which such Consent is obtained and (B) the date that is six (6) months after the Closing Date, Seller shall provide, and shall cause the other members of Seller Group to provide, all reasonable assistance to Purchaser (not including the payment of any consideration, the commencement of any Proceeding or the concession of any right) reasonably requested by Purchaser to secure such Consent after the Closing or cooperate with Purchaser (at Purchaser’s sole expense) in any lawful and commercially reasonable arrangement reasonably proposed by Purchaser under which (x) Purchaser shall obtain (without infringing upon the legal rights of such third party or violating any applicable Law) the economic claims, rights and benefits (net of the amount of any related Tax costs imposed on any member of Seller Group) under the Transferred Contract or Transferred Permit with respect to which the Consent has not been obtained in accordance with this Agreement and

(y) Purchaser shall assume any related economic burden (including the amount of any related Tax costs imposed on any member of Seller Group), as well as any related legal obligation, cost or liability, with respect to the Transferred Contract or Transferred Permit with respect to which the Consent has not been obtained in accordance with this Agreement.

(c) To the extent that, on or prior to the date that is six (6) months after the Closing Date, any such Consent is (i) obtained, Seller shall assign, transfer, convey or deliver the relevant Transferred Asset to Purchaser at no additional cost at which time Seller will be deemed to have fulfilled its obligations under this Agreement with respect thereto, and (ii) not obtained, Seller will be deemed to have fulfilled its obligations under this Agreement with respect thereto, and under no circumstance shall Purchaser or any of its affiliates be entitled to any reduction of the Purchase Price or any member of Seller Group be subject to any liability to Purchaser or any of its respective affiliates on account of the failure to obtain any such Consent. Notwithstanding anything expressed or implied herein to the contrary, as between Purchaser and Seller, nothing in this Section 1.03 shall affect or otherwise modify the status of any Contract as a Transferred Contract, or any Retained Liabilities or Seller’s obligations with respect thereto.

SECTION 1.04. Assumption of Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser (or its applicable designated affiliate) shall assume, effective as of the Closing, and shall pay, perform and discharge when due thereafter, the following (and only the following) Liabilities of Seller and the Asset Selling Subsidiaries (collectively, the “Assumed Liabilities”):

(i) all Liabilities to the extent arising out of, relating to or in respect of the ownership or operation of any Transferred Assets (including, for the avoidance of doubt, the Transferred Contracts) or the operation or conduct of the Business after the Closing;

(ii) all Liabilities to the extent arising out of, relating to or in respect of any and all products manufactured, marketed, distributed or sold by the Business after the Closing (including Liabilities for refunds, adjustments, allowances, exchanges and returns and warranty, product liability, merchantability and similar Claims or Proceedings relating to any such Liabilities);

(iii) other than the items included in Section 1.04(a)(v), which are assumed solely to the extent provided in Article VI, all Liabilities (including any third-party legal fees, defense costs and similar expenses) in respect of Claims and Proceedings to the extent arising out of, relating to or in respect of the Transferred Assets, the other Assumed Liabilities or the operation or conduct of the Business, in each case, after the Closing;

(iv) (A) all Taxes arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business in each case for all Post-Closing Tax Periods (including Taxes that are allocated to a Post-Closing Tax Period pursuant to Section 10.01), (B) Transfer Taxes allocated to Purchaser pursuant to Section 10.02 and (C) VAT that are payable by or allocated to Purchaser or its affiliates pursuant to Section 10.03, and, in each case, for the avoidance of doubt excluding any Taxes described in Section 1.04(b)(iv);

(v) all Liabilities assumed by or allocated to Purchaser or any of its affiliates pursuant to Article VI;

(vi) all Liabilities in respect of advertising commitments (A) to the extent arising out of, relating to or in respect of the operation or the conduct of the Business after the Closing or (B) otherwise set forth in Section 1.04(a)(vi) of the Seller Disclosure Letter;

(vii) all Liabilities in respect of trade promotions or consumer promotions (A) to the extent arising out of, relating to or in respect of the operation or the conduct of the Business after the Closing or (B) otherwise set forth in Section 1.04(a)(vii) of the Seller Disclosure Letter;

(viii) all Liabilities to any supplier for any materials or components to the extent arising out of, relating to or in respect of the operation or the conduct of the Business after the Closing;

(ix) all Liabilities arising out of any purchase, service or promotion order, including any such purchase, service or promotion order issued pursuant to any master agreement that is not a Transferred Contract, in each case, to the extent arising out of, relating to or in respect of the Transferred Assets after the Closing or the operation or conduct of the Business after the Closing;

(x) all accounts payable to the extent arising out of, relating to or in respect of the Transferred Assets from and after the Closing or the operation or conduct of the Business after the Closing; and

(xi) all Liabilities arising out of, relating to or in respect of any Environmental Law to the extent arising out of or resulting from the operation or conduct of the Business after the Closing or the ownership, lease or operation of the Transferred Assets after the Closing, including such Liabilities to the extent arising out of, relating to or in respect of (i) any release, disposal or offsite transportation or disposal of any Hazardous Material after the Closing or (ii) any violation of Environmental Law or Permit issued or granted thereunder after the Closing;

in each case of the foregoing clauses (i) through (xi) of this Section 1.04(a), other than to the extent any such Liabilities (x) arise out of or relate to any actual or alleged breach of contract, breach of warranty, warranty claim, product liability, violation of Law, tort, conduct, action, omission, Claim or Proceeding arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing or (y) otherwise constitute Retained Liabilities.

(b) Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for, and the Assumed Liabilities shall expressly exclude, any and all (x) Liabilities of (or asserted against) Seller or any member of the Seller Group to the extent arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing, and (y) Liabilities of (or asserted against) Seller or any member of the Seller Group that are not expressly enumerated as Assumed Liabilities in Section 1.04(a), including, for the avoidance of doubt, the following Liabilities of Seller and the other members of the Seller Group (the Liabilities referred to in clauses (x) and (y) immediately above, along with the following, collectively, the “Retained Liabilities”):

(i) all Liabilities to the extent arising out of, relating to or in respect of the ownership or operation by Seller or the Asset Selling Subsidiaries of any Transferred Assets prior to the Closing;

(ii) all Liabilities to the extent arising out of, relating to or in respect of any and all products distributed, shipped or sold by the Business prior to the Closing (including Liabilities for refunds, adjustments, allowances, repairs, exchanges and returns and warranty, product liability, merchantability and similar Claims or Proceedings relating to any such Liabilities);

(iii) other than the items included in Section 1.04(b)(vi), which are retained solely to the extent provided in Article VI, all Liabilities (including any third-party legal fees, defense costs and similar expenses) in respect of Claims and Proceedings to the extent arising out of, relating to or in respect of the ownership or operation by Seller or an Asset Selling Subsidiary of the Transferred Assets, the other Retained Liabilities or the operation or conduct of the Business prior to the Closing, including those matters set forth in Section 3.11 of the Seller Disclosure Letter;

(iv) (A) all Taxes arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business in each case for all Pre-Closing Tax Periods (including Taxes that are allocated to a Pre-Closing Tax Period pursuant to Section 10.01), (B) all Taxes of Seller and any Asset Selling Subsidiary with respect to any Tax period that do not arise out of, relate to, and are not imposed in respect of the Transferred Assets or the operation or conduct of the Business, (C) Taxes for a Pre-Closing Tax Period that become a Liability of Purchaser or its affiliates as a result of transferee or successor liability under applicable Law as a result of the acquisition of the Transferred Assets pursuant to this Agreement and (D) Transfer Taxes allocated to Seller pursuant to Section 10.02. For the avoidance of doubt, Retained Liabilities shall not include Transfer Taxes allocated to Purchaser pursuant to Section 10.02 or VAT payable by or allocated to Purchaser or its affiliates pursuant to Section 10.03;

(v) all tariffs, including the pricing or cost impact of tariffs, from any vendor, supplier or other third-party for costs incurred by Seller or its affiliates to the extent arising out of, relating to or in respect of the operation or conduct of the Business prior to the Closing;

(vi) all Liabilities retained by or allocated to Seller or any of its affiliates pursuant to Article VI;

(vii) all Liabilities in respect of advertising commitments to the extent arising out of, relating to or in respect of the operation or the conduct of the Business prior to the Closing;

(viii) all Liabilities in respect of trade promotions or consumer promotions to the extent arising out of, relating to or in respect of the operation or the conduct of the Business prior to the Closing;

(ix) all Liabilities to any supplier for any materials or components to the extent arising out of, relating to or in respect of the operation or the conduct of the Business prior to the Closing;

(x) all Liabilities arising out of any purchase, service or promotion order, including any such purchase, service or promotion order issued pursuant to any master agreement that is a Transferred Contract, to the extent arising out of, relating to or in respect of the Transferred Assets prior to the Closing or the operation or conduct of the Business prior to the Closing;

(xi) all accounts payable to the extent arising out of, relating to or in respect of the Transferred Assets or the operation or conduct of the Business prior to the Closing;

(xii) all Liabilities arising out of, relating to or in respect of any Environmental Law to the extent arising out of or resulting from the operation or conduct of the Business, or the ownership, lease or operation of the Transferred Assets by Seller or the Asset Selling Subsidiaries, prior to the Closing, including such Liabilities to the extent arising out of, relating to or in respect of (A) any release, disposal or offsite transportation or disposal of any Hazardous Material prior to the Closing or (B) any violation of Environmental Law or Permit issued or granted thereunder prior to the Closing; and

(xiii) all indebtedness for borrowed money (including obligations under capital and finance leases, other than any equipment leases) of Seller or any member of the Seller Group.

Seller shall be and remain liable for all of the Retained Liabilities. Except for the Assumed Liabilities, Purchaser does not assume and shall not be responsible or otherwise liable for, and shall not otherwise bear the economic burden of, any Retained Liabilities.

ARTICLE II

Closing and Post-Closing Purchase Price Adjustment

SECTION 2.01. Closing. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, Two Manhattan West, New York, New York 10001, at 10:00 a.m., New York City time, on February 28, 2026, or, if the satisfaction (or, to the extent permitted by applicable Law, written waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) has not occurred by such date, on the second (2nd) business day following the satisfaction or waiver of such conditions, or at such other place, time and date as may be agreed by Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to be effective as of 12:01 a.m., New York City time, on the Closing Date (the “Effective Time”).

SECTION 2.02. Transactions To Be Effected at the Closing. At the Closing:

(a) Seller shall deliver, or cause to be delivered, to Purchaser (and its applicable designated affiliates):

(i) duly and properly executed bills of sale, assignments and other instruments of transfer, assumption agreements and other instruments of assumption relating to the Transferred Assets (other than the Transferred Intellectual Property and the Transferred Lease) and the Assumed Liabilities, in form reasonably agreed upon by the parties;

(ii) a duly and properly executed counterpart of an intellectual property assignment agreement, in form reasonably agreed upon by the parties (the “Intellectual Property Assignment Agreement”);

(iii) a duly and properly executed counterpart of a lease assignment and assumption agreement for the Transferred Lease, in form reasonably agreed upon by the parties (the “Lease Assignment and Assumption Agreement”);

(iv) (A) with respect to Seller and each U.S. Asset Selling Subsidiary, a duly executed IRS Form W-9 and (B) with respect to each non-U.S. Asset Selling Subsidiary, a duly executed certificate that none of the Transferred Assets being sold by such non-U.S. Asset Selling Subsidiary constitute a “United States real property interest” within the meaning of Section 897(c) of the Code, in form and substance reasonably agreed upon by the parties;

(v) a duly and properly executed counterpart of the transition services agreement in substantially the form attached hereto as Exhibit A (the “Transition Services Agreement”);

(vi) a certificate dated the Closing Date and signed by an authorized officer of Seller on behalf of Seller certifying that the conditions specified in Sections 7.02(a), 7.02(b) and 7.02(d) have been satisfied (the “Seller Bring-Down Certificate”);

(vii) an officer’s certificate of Seller and each Asset Selling Subsidiary certifying resolutions duly adopted by its applicable governing board or body authorizing the consummation of the transactions contemplated hereby in accordance with applicable legal requirements;

(viii) certificates of good standing (or other applicable equivalents) of Seller and each Asset Selling Subsidiary issued not earlier than ten (10) days prior to the Closing Date by the applicable Governmental Entity of its jurisdiction of organization;

(ix) executed consent and lien release, discharge and termination documents from holders of the indebtedness (including capital and finance leases, other than any equipment leases) set forth on Section 2.02(a)(ix) of the Seller Disclosure Letter, including evidence of payment in full of all such capital and finance leases, all in form reasonably acceptable to Purchaser; and

(x) consents from the counterparties to the Contracts set forth on Section 2.02(a)(x) of the Seller Disclosure Letter;

(it being understood, in each case of the immediately preceding clause (i), that any such bills of sale, assignments and other instruments of transfer shall not require any member of Seller Group to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement). Except as otherwise specified herein, all documents which Seller shall deliver (or shall cause to be delivered) shall be in form and substance reasonably satisfactory to Purchaser.

(b) Purchaser shall:

(i) deliver (or cause to be delivered) to Seller, payment, by wire transfer of immediately available funds to one or more bank accounts designated in writing by Seller (such designation to be made at least two (2) business days prior to the Closing Date), in such amounts as designated by Seller, an aggregate amount in cash equal to the Purchase Price (the “Closing Date Payment”);

(ii) deliver to Seller, counterparts to such bills of sale, assignments and other instruments of transfer, assumption agreements and other instruments of assumption relating to the Transferred Assets (other than the Transferred Intellectual Property and the Transferred Lease) and the Assumed Liabilities, in each case, duly and properly executed by Purchaser (or a designated affiliate);

(iii) deliver to Seller a counterpart of the Intellectual Property Assignment Agreement duly and properly executed by Purchaser (or a designated affiliate);

(iv) deliver to Seller, the Lease Assignment and Assumption Agreement for the Transferred Lease duly and properly executed by Purchaser (or a designated affiliate);

(v) deliver, or cause to be delivered, to Seller, a counterpart of the Transition Services Agreement duly and properly executed by Purchaser (or a designated affiliate); and

(vi) a certificate dated the Closing Date and signed by an authorized officer of Purchaser on behalf of Purchaser certifying that the conditions specified in Sections 7.03(a) and 7.03(b) have been satisfied (the “Purchaser Bring-Down Certificate”);

(it being understood, in each case of the immediately preceding clauses (ii) and (iv), that any such bills of sale, assignments and other instruments of transfer, assumption agreements and other instruments of assumption shall not require Purchaser or any of its affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement). Except as otherwise specified herein, all documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller. At the Closing, (x) an affiliate of Purchaser organized in Delaware (the “Purchaser U.S. Affiliate”) will purchase the Transferred Assets owned by Seller and any Asset Selling Subsidiary organized in the United States (the “U.S. Asset Selling Subsidiaries”), and the Purchaser U.S. Affiliate will assume the Assumed Liabilities for which the Seller and the U.S. Asset Selling Subsidiaries would be liable in the absence thereof, (y) an affiliate of Purchaser organized in Ontario, Canada (the “Purchaser Canada Affiliate”) will purchase the Transferred Assets owned by Hain-Celestial Canada ULC, and the Purchaser Canada Affiliate will assume the Assumed Liabilities for which Hain-Celestial Canada ULC would be liable in the absence thereof, and (z) Purchaser or an affiliate of Purchaser will pay the Purchase Price on behalf of the Purchaser U.S. Affiliate and the Purchaser Canada Affiliate.

SECTION 2.03. Post-Closing Purchase Price Adjustment. (a) As soon as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Purchaser shall deliver to Seller a written statement (the “Closing Inventory Statement”), setting forth its good faith calculation of the Transferred Inventory as of 12:01 a.m. on the Closing Date (“Closing Inventory”), which shall be determined in accordance with the Accounting Principles and will be calculated including only the line items set forth on the illustrative calculation of Closing Inventory in Exhibit B.

(b) Objections; Resolution of Disputes.

(i) Unless Seller notifies Purchaser in writing within fifteen (15) days after Purchaser’s delivery of the Closing Inventory Statement of any objection to the computation of Closing Inventory set forth therein (the “Notice of Objection”), the Closing Inventory Statement shall become final and binding at the end of such fifteen (15) day period. During such fifteen (15) day period Seller and its representatives shall be permitted to review reasonable supporting documentation of Purchaser relating to the Closing Inventory Statement. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include a report of PricewaterhouseCoopers LLP (“Seller’s Accountants”) stating that they concur with the matters set forth in such Notice of Objection and that such Notice of Objection has been prepared in accordance with this Section 2.03. Any Notice of Objection shall include only objections based on (A) mathematical errors in the computation of Closing Inventory or (B) Closing Inventory not having been prepared in accordance with the Accounting Principles.

(ii) If Seller provides the Notice of Objection to Purchaser within such fifteen (15) day period, Purchaser and Seller shall, during the thirty (30) day period following Purchaser’s receipt of the Notice of Objection, attempt in good faith to resolve Seller’s objections. During such thirty (30) day period, Purchaser and its independent auditors and other representatives shall be permitted to review reasonable supporting documentation of Seller and Seller’s Accountants relating to the Notice of Objection and the basis therefor. If Purchaser and Seller are unable to resolve all such objections within such thirty (30) day period, the matters remaining in dispute that were properly included in the Notice of Objection shall be submitted to FTI Consulting, Inc. (or, if such firm declines to act, to another nationally recognized public accounting firm mutually agreed upon by Purchaser and Seller in writing and, if Purchaser and Seller are unable to so agree within ten (10) days after the end of such thirty (30) day period, then Purchaser and Seller shall each select such a firm and such firms shall jointly select a third nationally recognized firm to resolve the disputed matters (such selected firm being the “Independent Expert”)). The Independent Expert shall make a determination of the disputed matters based solely on the material submitted by Seller and Purchaser (with any such material to be submitted to the Independent Expert and the other party within ten (10) days following engagement of the Independent Expert), and not by independent investigation, and shall be instructed that such determination (A) must be made in accordance with the definitions and other applicable provisions in this Agreement, and (B) must be determined within the values assigned to Closing Inventory by Purchaser in the Closing Inventory Statement and by Seller in the Notice of Objection. The parties shall instruct the Independent Expert to render its reasoned written decision as promptly as practicable but in no event later than sixty (60) days after its selection. In making its determination, the Independent Expert shall act as an expert and not as an arbitrator. The resolution of disputed matters by the Independent Expert shall be final and binding, and the determination of the Independent Expert shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction over the party against which such determination is to be enforced. The scope of the disputed matters to be resolved by the Independent Expert shall be limited to whether the amounts included in the calculation of Closing Inventory were properly calculated, and the Independent Expert is not to make any other determination or interpretations with respect to this Agreement. The fees and expenses of the Independent Expert shall be borne by Purchaser and Seller based upon the percentage that the portion of the disputed amounts of the Closing Inventory not awarded to each party bears to the Closing Inventory amounts actually disputed, as determined by the Independent Expert. The fees and disbursements of Seller’s Accountants incurred in connection with their review of the Closing Inventory Statement and certification of any Notice of Objection shall be borne by Seller. After the Closing Inventory Statement shall have become final and binding, neither Purchaser nor Seller shall have any further right to make any claims against the other party in respect of any element of Closing Inventory or any payment made pursuant to Section 2.03(c).

(c) Adjustment Payment. The Purchase Price shall be increased by the amount by which Closing Inventory exceeds $33,450,000 (the “Target Inventory”), and the Purchase Price shall be decreased by the amount by which Closing Inventory is less than the Target Inventory (the Purchase Price as so increased or decreased, the “Adjusted Purchase Price”). Within 10 days after the Closing Inventory Statement has become final and binding in accordance with Section 2.03(b), (i) if the Closing Date Payment is less than the Adjusted Purchase Price, Purchaser shall pay to Seller an amount equal to such difference, and (ii) if the Closing Date Payment is greater than the Adjusted Purchase Price, Seller shall pay to Purchaser an amount equal to such difference (the Closing Date Payment as so increased or decreased, the “Final Purchase Price”). Any such payment hereunder shall be made by wire transfer of immediately available funds to an account designated in writing by Purchaser or Seller, as the case may be.

(d) Post-Closing Books and Records. Following the Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.03, neither Purchaser nor Seller shall take any action with respect to the accounting books and records of the Business on which the Closing Inventory Statement is to be based that could prevent, obstruct or otherwise affect (i) the results of the procedures set forth in this Section 2.03, including the value of Closing Inventory or any other value set forth on the Closing Inventory Statement, or (ii) the procedures set forth in this Section 2.03, including the preparation of the Closing Inventory Statement or the resolution of any dispute regarding the Closing Inventory Statement. During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.03, Purchaser and Seller shall afford to one another and their respective independent auditors and other representatives in connection with the preparation of the Closing Inventory Statement and any adjustment to the Purchase Price contemplated by this Section 2.03 access at all reasonable times to the personnel, properties, books and records of or related to the Business relevant to the adjustment contemplated by this Section 2.03.

SECTION 2.04. Purchaser’s Recording and Similar Responsibilities. Purchaser shall be responsible for (a) recording the assignments of any Trademarks included in the Transferred Intellectual Property assigned pursuant to Section 2.02(a)(ii) following the Closing and (b) bearing all fees, duties and other costs (other than Transfer Taxes, which are governed by Section 10.02) payable in connection with (i) the transfer of such Transferred Assets and (ii) the recording and registration of title to the Transferred Assets, as and when required by applicable Law or local custom, in the name of Purchaser.

SECTION 2.05. Withholding. Notwithstanding anything in this Agreement to the contrary, Seller, Purchaser and their respective affiliates shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as Seller, Purchaser or their respective affiliates are required to deduct and withhold from such payment under applicable Tax Law; provided that, (a) the payor shall provide the payee with written notice of its (or its affiliate’s) intention to deduct or withhold and with reasonable details regarding the provision of Law that requires withholding and of the amounts to be deducted or withheld promptly after determining such deduction or withholding is required and, in any event, at least five (5) business days prior to the anticipated time of any payment subject to withholding and (b) provide the person in respect of which such deduction or withholding is intended to be made with a reasonable opportunity to deliver, or cause to be delivered, such forms, certificates or other evidence as would eliminate or reduce any such required deduction or withholding. The withholding party shall reasonably cooperate, and shall cause its affiliates to reasonably cooperate, in order to reduce or eliminate any amounts that would be required to be deducted and withheld on payments made pursuant to this Agreement. The withholding party shall deliver an original or certified copy of the return reporting such payment or other evidence of the remittance of the withheld Taxes as is reasonably satisfactory to the other party. To the extent that amounts are deducted or withheld in accordance with this Section 2.05 and paid to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made. Notwithstanding anything in this Agreement to the contrary, if Purchaser is not a resident, for Tax purposes, of the same jurisdiction as the Seller or Asset Selling Subsidiary from which such Transferred Asset is purchased (a “Resident Jurisdiction”), Purchaser shall use commercially reasonable efforts to assign or transfer its rights to buy any Transferred Asset to an affiliate that is a resident, for Tax purposes, of a Resident Jurisdiction. If, as a result of Purchaser failing to make such a transfer or assignment, any amounts payable pursuant to this Agreement are subject to deduction or withholding (or increased deduction or withholding), then the Purchaser shall pay such additional amounts as necessary so that the total amount received by the Seller is equal to the amount that it would have received if such a transfer or assignment had been made. Notwithstanding the foregoing, to the knowledge of the parties as of the date hereof, absent a change in Law after the date of this Agreement, neither Purchaser nor any of its affiliates is aware of any obligation to withhold any amount from the payment of the Purchase Price (i) for U.S. Tax purposes, so long as Seller provides to Purchaser a duly executed W-9 reflecting the inapplicability of backup withholding or (ii) for Canadian Tax purposes.

ARTICLE III

Representations and Warranties of Seller

Except as set forth in Seller’s disclosure letter (the “Seller Disclosure Letter”) delivered by Seller to Purchaser in connection with this Agreement, Seller represents and warrants to Purchaser as follows:

SECTION 3.01. Organization and Standing; Power; Capitalization. (a) Each of Seller and the Asset Selling Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the laws of its jurisdiction of incorporation or formation.

(b) Each of Seller and the Asset Selling Subsidiaries has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business as presently conducted by it.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Seller and each Asset Selling Subsidiary have full corporate power and authority to enter into and execute this Agreement and the Ancillary Agreements to which they are, or are specified to be, a party and to consummate the transactions contemplated to be consummated by them by this Agreement and such Ancillary Agreements. Seller and each Asset Selling Subsidiary have taken all corporate action required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are, or are specified to be, a party and have obtained all necessary approvals from their respective governing bodies authorizing the consummation of the transactions contemplated to be consummated by them by this Agreement and such Ancillary Agreements. Seller has duly executed and delivered this Agreement and on or prior to the Closing, Seller and each Asset Selling Subsidiary will have duly executed and delivered each Ancillary Agreement to which they are, or are specified to be, a party. This Agreement constitutes, and each Ancillary Agreement to which Seller and each Asset Selling Subsidiary are, or are specified to be, a party will upon the Closing constitute, their legal, valid and binding obligation, enforceable against them in accordance with the terms of this Agreement and/or such Ancillary Agreement subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles (the “Bankruptcy Exceptions”).

SECTION 3.03. No Conflicts or Violations; No Consents or Approvals Required. The execution, delivery and performance by Seller of this Agreement do not, the execution, delivery and performance by Seller and each Asset Selling Subsidiary of the Ancillary Agreements to which they are, or are specified to be, a party will not, and the consummation of the transactions contemplated to be consummated by them by this Agreement and such Ancillary Agreements will not conflict with or result in any breach of or constitute a default under, result in the creation of any Lien (other than Permitted Liens) upon any of the Transferred Assets, require a Consent or delivery of notice, or result in a breach, right to suspend, terminate or modify, or acceleration of any right or obligation, result in the loss of any benefit to which the Business is entitled, under any provision of (i) the organizational documents of Seller or any Asset Selling Subsidiary, (ii) any material Contract to which Seller or any Asset Selling Subsidiary is a party or bound or (iii) any judgment, order, decree, injunction or arbitration award (“Judgment”) or, to the Knowledge of Seller, any statute, law, ordinance, legally-binding rule, or regulation (“Law”) applicable to Seller or any Asset Selling Subsidiary, other than, in the case of the immediately preceding clauses (ii) and (iii), any such items that would not, individually or in the aggregate, reasonably be expected to be material to the Business or to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated hereby or by the Ancillary Agreements. No Consent of, or filing or submission with, any Federal, state, local or foreign court, governmental agency, authority, instrumentality or regulatory body or arbitral body (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller or any Asset Selling Subsidiary in connection with the execution, delivery and performance of this Agreement and/or any of the Ancillary Agreements or the consummation of the Acquisition and the transactions contemplated hereby and thereby, other than (A) those that may be required solely by reason of Purchaser’s (as opposed to any third party’s) participation in the Acquisition and the other transactions contemplated hereby and by any of the Ancillary Agreements and (B) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to be material to the Business or to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated hereby or by the Ancillary Agreements.

SECTION 3.04. Financial Statements. (a) Section 3.04 of the Seller Disclosure Letter contains copies of (i) the unaudited statements of income of the Business for the fiscal year ended June 30, 2025 and the six-month period ended December 31, 2025, and (ii) the unaudited statement of inventory of the Business as of June 30, 2025 and December 31, 2025 (collectively, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Seller Group in accordance with the Accounting Principles, applied on a consistent basis for the periods covered thereby. The Financial Statements accurately and fairly present in all material respects the financial position and results of operations of the Business at the dates and for the periods indicated therein, in accordance with the Accounting Principles. Purchaser acknowledges that the Seller Group has not operated the Business as a stand-alone entity and has not prepared stand-alone, GAAP or audited financial statements of the Business.

(b) There are no Liabilities of the type that would be required under the Accounting Principles to be reflected on the face of the Financial Statements included in the Assumed Liabilities, except (i) as disclosed, reflected or reserved against in the Financial Statements, (ii) as incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

SECTION 3.05. Transferred Assets. Seller or the applicable Asset Selling Subsidiary has good, valid and marketable title to all material tangible Transferred Assets, free and clear of all mortgages, liens, charges, claims, pledges, security interests, judgments, escrows, options, rights of first refusal or first offer, indentures, equitable interests, transfer restrictions, and any other encumbrances of any kind (collectively, “Liens”), other than Permitted Liens. All tangible personal property owned or leased by Seller that is located at the Leased Property constitutes a Transferred Asset.

SECTION 3.06. Real Property.

(a) The Transferred Assets do not include any owned real property. Seller has delivered to Purchaser a true and complete copy of the Transferred Lease. The

Leased Property under the Transferred Lease comprises all of the real property exclusively used in the operation of the Business as presently conducted. Seller has a good and marketable leasehold interest in and to the Leased Property. The Transferred Lease is valid, binding, enforceable and in full force and effect (subject to the Bankruptcy Exceptions). Neither Seller, nor, to the Knowledge of Seller, any other party to the Transferred Lease, is in material breach or material default thereunder, and, to the Knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default, or permit the termination, modification or acceleration of rent under the Transferred Lease. Seller has not subleased, licensed or otherwise granted any person the right to use or occupy the Leased Property or any portion thereof, and Seller has not collaterally assigned or granted any other security interest in the Transferred Lease or any interest therein (other than Permitted Liens).

(b) There is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of Seller, threatened, affecting the Leased Property or any portion thereof or interest therein. There is no Judgment outstanding, nor any Proceedings pending, or to the Knowledge of Seller, threatened, relating to the ownership, lease, use or occupancy of the Leased Property or any portion thereof, or the operation of the Business thereon.

(c) To the Knowledge of Seller, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Property are in good condition and repair (reasonable wear and tear excepted).

SECTION 3.07. Intellectual Property and Data Privacy. (a) Seller or the applicable Asset Selling Subsidiary owns all Transferred Intellectual Property, and owns, or otherwise has a valid license or a right to use, all other material Intellectual Property used in the Business as presently conducted. Section 3.07(a) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of the (i) registered Trademarks and applications for Trademarks, (ii) registered Domain Names and (iii) registered Copyrights and applications for Copyrights included in the Transferred Intellectual Property (the “Registered Transferred Intellectual Property”), together with the registration numbers, the application numbers and the jurisdictions where the Registered Transferred Intellectual Property is registered or where applications have been filed, in each case, as applicable. The Registered Transferred Intellectual Property is subsisting and, to the Knowledge of Seller, is valid and enforceable in all material respects.

(b) (i) None of Seller or any applicable Asset Selling Subsidiary has granted any license of any kind relating to any Transferred Intellectual Property; (ii) none of Seller or any applicable Asset Selling Subsidiary is bound by or a party to any option, license or similar Contract relating to any material Intellectual Property of any other person for the use of such Intellectual Property exclusively in the conduct of the Business, in each case of the immediately preceding clauses (i) and (ii), except for (A) non-exclusive licenses to end-users entered into in the ordinary course of business, (B) agreements with co-packers, advertisers, distributors, manufacturers, customers or suppliers entered into in the ordinary course of business, (C) so-called “shrink-wrap” and other non-customized license agreements relating to computer software licensed to a member of Seller Group in the ordinary course of business and (D) non-exclusive licenses that are merely incidental to the Contracts in which such licenses are granted; (iii) to the Knowledge of Seller, except as would not reasonably be expected to be have a material impact on the conduct of the Business, the conduct of the Business by Seller and the Asset Selling Subsidiaries (A) as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any person and, (B) at all times since January 1, 2023, has not infringed, misappropriated or otherwise violated any Intellectual Property of any person; (iv) since January 1, 2023, no material claims (including any cease-and-desist letters or demands or offers to license any Intellectual Property from any other person) are pending or, to the Knowledge of Seller, threatened in writing claiming that Seller or the applicable Asset Selling Subsidiary is infringing, or has misappropriated the Intellectual Property of any person in the operation or conduct of the Business; and (v) to the Knowledge of Seller, no person is infringing any of the rights of Seller or the applicable Asset Selling Subsidiary with respect to any Transferred Intellectual Property.

(c) No current or former employee, contractor or consultant of Seller or the applicable Asset Selling Subsidiary has made or, to the Knowledge of Seller, threatened in writing to make any claim of ownership in any Transferred Intellectual Property material to the Business against Seller or the applicable Asset Selling Subsidiary. Neither Seller nor any Asset Selling Subsidiary is obligated under any Contract or otherwise or by operation of Law to pay any material royalty, honorarium or license fees or provide other material consideration for the use of any Transferred Intellectual Property to any person.

(d) Since January 1, 2023, (i) there have been no failures, crashes, security breaches or other adverse events or incidents affecting Seller Group’s IT Systems used in connection with the Business, including the Transferred IT (the “Business IT Systems”) resulting in unauthorized access to or disclosure of material Personal Data used in the Business and under the control and possession of a member of Seller Group (the “Business Data”) and (ii) none of Seller or any member of Seller Group, in each case in connection with the operation of the Business, have received any written notice or complaint from any person relating to material incidents of breaches or material unauthorized access to the Business IT Systems.

(e) Each member of Seller Group in connection with the operation of the Business is using and, since January 1, 2023 has used, commercially reasonable efforts to protect and maintain the confidentiality, privacy and security of the Trade Secrets, Business Data and other confidential information included in the Transferred Intellectual Property.

(f) Each member of Seller Group in connection with the operation of the Business is and, since January 1, 2023 has been, in material compliance with all Privacy Laws and has taken commercially reasonable measures to protect and maintain the privacy and security of the Business Data. Since January 1, 2023, none of Seller or any member of Seller Group, in each case in connection with the operation of the Business, (i) have received written notice of any proceedings with respect to their compliance with Privacy

Laws or (ii) have been legally required to provide any notices to any person in connection with a loss or disclosure of, or unauthorized access to, any Business Data.

SECTION 3.08. Contracts. (a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business, (i) each Transferred Contract is valid, binding and in full force and effect and is enforceable by Seller or the applicable Asset Selling Subsidiary party thereto in accordance with their terms, subject, as to enforcement, to the Bankruptcy Exceptions; (ii) Seller or the applicable Asset Selling Subsidiary has performed all obligations required to be performed by it under all Transferred Contracts to which it is a party, and is not (with or without the lapse of time or the giving of notice, or both) in breach or default, in any material respect, under any Transferred Contract to which it is a party; (iii) to the Knowledge of Seller, no other party to any Transferred Contract is (with or without the lapse of time or the giving of notice, or both), in breach or default in any respect thereunder; (iv) no party to any Transferred Contract has exercised any termination or modification rights with respect thereto, and no party to any Transferred Contract or other person has notified any member of Seller Group in writing of its intention to do so; (v) there are no pending, unresolved, or, to the Knowledge of Seller, threatened disputes, under any Transferred Contract or with any Business Customer, Business Supplier, Co-Manufacturer or Warehousing Provider in respect of the Business; and (vi) to the Knowledge of Seller, no Business Customer, Business Supplier, Co-Manufacturer or Warehousing Provider has any intent to cancel or terminate or significantly reduce its relationship with any member of Seller Group.

(b) Section 3.08(b) of the Seller Disclosure Letter sets forth a list of the 10 largest customers and distributors of the Business (each a “Business Customer”) for the twelve (12) month period ended June 30, 2025 by aggregate amount invoiced.

(c) Section 3.08(c) of the Seller Disclosure Letter sets forth a list of the 10 largest suppliers and vendors of raw materials, supplies, merchandise and other goods and services of the Business (each a “Business Supplier”) for the twelve (12) month period ended June 30, 2025 by aggregate amount invoiced.

(d) Section 3.08(d) of the Seller Disclosure Letter sets forth a list of all persons that currently provide, as of the date of this Agreement, co-manufacturing, co-packing or similar services to the Business valued at $200,000 or more per year (each, a “Co-Manufacturer”).

(e) Section 3.08(e) of the Seller Disclosure Letter sets forth a list of all persons that currently provide, as of the date of this Agreement, third party warehousing services to the Business (each, a “Warehousing Provider”).

(f) As of the date of this Agreement, other than any Contracts in respect of any division or corporate-level services of the type currently provided to the Business by any member of the Seller Group or pursuant to which such services are provided, neither Seller nor any member of the Seller Group is party to or bound by, any of the following Contracts (other than any Contracts that are Business Employee Benefit Plans) that are used or held for use in the Business (each, a “Material Contract”):

(i) Contracts for the lease, sublease, license, use, or operation of Equipment or other personal property, where the annual amount payable thereunder is in excess of $200,000;

(ii) Contracts with any Business Customer, Business Supplier, Co-Manufacturer or Warehousing Provider (other than ordinary course purchase orders or statements of work);

(iii) Contracts for the purchase or sale of any Equipment having a purchase price under any such Contract in excess of $200,000;

(iv) Contracts for the provision of services to the Business (including advertisement, display or promotion of products of the Business), where the annual service charge is in excess of $200,000, and which cannot be canceled by the Business without payment, penalty or other obligation upon notice of ninety (90) days or less;

(v) Contracts with respect to (1) Transferred IT, (2) Transferred Intellectual Property, and (3) other material Intellectual Property used in the Business, other than generally commercially available off the shelf software programs licensed pursuant to shrink-wrap or “click to accept” or similar agreements;

(vi) Contracts containing any exclusive right of the counterparty or exclusive obligation of the Business, right of first refusal, price restriction (restricting the ability of the Business to alter its prices), minimum volume commitment of the Business over time in excess of $200,000 or “most favored nation” provision applicable to the Business or other term restricting the ability of the Business to (1) compete in any line of business or with any person, (2) operate in any geographic region or (3) sell to or purchase from any other person;

(vii) Contracts for the sale of products by the Business directly to any Governmental Entity;

(viii) Contracts for the treatment or disposal of, or otherwise related to, Hazardous Materials;

(ix) Contracts providing for the settlement of any Proceeding set forth in Sections 3.11(b)(4) and 3.11(b)(5) of the Seller Disclosure Letter; or

(x) Joint venture agreements, partnership agreement or other Contracts (however named) involving a sharing of revenue, profits, losses, costs, expenses, liabilities or other economics of or by the Business.

SECTION 3.09. Permits. The Transferred Permits constitute all of the material Permits (a) Seller or the applicable Asset Selling Subsidiary possesses with respect to the Business and (b) which are required to conduct the Business. Each Transferred Permit is, in all material respects, validly held by Seller or the applicable Asset

Selling Subsidiary, and, to the Knowledge of Seller, Seller or the applicable Asset Selling Subsidiary is in compliance, in all material respects, with the terms and conditions thereof. Since January 1, 2023, Seller or the applicable Asset Selling Subsidiary has not received written notice of any Proceeding seeking to revoke or modify any material Transferred Permits.

SECTION 3.10. Taxes.

(a) There are no Liens for Taxes on any of the Transferred Assets, other than Permitted Liens;

(b) all material Tax Returns required to be filed for any Pre-Closing Tax Period, to the extent such Tax Returns relate to the Transferred Assets of the Business, have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects;

(c) all material Taxes due and owing in respect of the Transferred Assets and the Business have been timely paid;

(d) Seller and each Asset Selling Subsidiary has withheld and, to the extent required, timely and properly paid to the proper taxing authority all material Taxes required to have been withheld and paid in connection with any amounts paid by such Seller or Asset Selling Subsidiary to any employee, independent contractor, creditor, equity holder, member or other third party with respect to the Transferred Assets and the Business;

(e) there is no audit, examination, or other similar tax proceeding underway, pending or, to the Knowledge of Seller, threatened in writing against Seller or any Asset Selling Subsidiary with respect to any material amount of Taxes with respect to the Transferred Assets and the Business;

(f) no written claim has been received by Seller or any Asset Selling Subsidiary from a taxing authority in a jurisdiction where such Seller or Asset Selling Subsidiary does not file Tax Returns with respect to the Transferred Assets and the Business that such Seller or any Asset Selling Subsidiary is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction with respect to the Transferred Assets and the Business;

(g) all material Tax deficiencies asserted, or material Tax assessments made as a result of any examination of the Tax Returns of Seller or any Asset Selling Subsidiary with respect to the Transferred Assets or the Business have been paid in full or otherwise finally resolved;

(h) with respect to the Business and the Transferred Assets, each Seller and Asset Selling Subsidiary has paid all material sales and similar non-income Taxes with respect to sales to its customers;

(i) Hain-Celestial Canada, ULC is registered for the good and services and harmonized sales tax levied under Part IX of the Excise Tax Act (Canada) and for the

Quebec sales tax levied under Title I of the Act respecting the Quebec sales tax, and its GST registration number is 10578-0118-RT0001 and QST number is 10 1683 1901; and

(j) none of the Transferred Assets is “taxable Canadian property” of the Seller or of any Asset Selling Subsidiary that is not a resident of Canada for purposes of the Income Tax Act (Canada).

SECTION 3.11. Proceedings. (a) Section 3.11(a) of the Seller Disclosure Letter sets forth a list of each pending, and to the Knowledge of Seller, threatened Proceeding against or by a member of Seller Group that arises out of, relates to, is in respect of, the Transferred Assets, the Assumed Liabilities or the operation or conduct of the Business involving a claim in excess of $100,000, and (b) Section 3.11(b) of the Seller Disclosure Letter sets forth a list of all Proceedings of the nature described in clause (a) immediately above that have been concluded or settled since January 1, 2023. No member of Seller Group is a party or subject to or in default under any Judgment applicable to the Business, the Transferred Assets or the Assumed Liabilities.

SECTION 3.12. Business Employee Benefit Plans; Employment Matters. (a) Section 3.12(a) of the Seller Disclosure Letter sets forth a list, as of the date of this Agreement, of each material Business Employee Benefit Plan. With respect to each material Business Employee Benefit Plan, Seller has made available to Purchaser copies of the plan document and any amendments thereto or a written summary of its material terms.

(b) Section 3.12(b) of the Seller Disclosure Letter sets forth, as of five days prior to the date of this Agreement, a list of the Business Employees and each such Business Employee’s (i) job title; (ii) date of hire; (iii) salary or wage rate; (iv) eligibility and target for any bonus or incentive compensation; (v) status as active or inactive, and if applicable, the anticipated date of return; (vi) work location; and (vii) exempt or non-exempt status under applicable Law (the “Business Employee Census”).

(c) Each Business Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code and in which the Business Employees are eligible to participate has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or the remedial amendment period for such Business Employee Benefit Plan has not yet expired.

(d) Except as would not reasonably be expected to result in a material Liability to the Business, there are no actions, suits, investigations or claims pending or, to the Knowledge of Seller, threatened with respect to any Business Employee Benefit Plan, or the assets thereof (other than routine claims for benefits).

(e) Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby (whether alone or in conjunction with any other event, including a Business Employee’s termination of employment), will (i) entitle any Business Employee to severance pay under any Business Employee Benefit Plan, (ii) entitle any Business

Employee to any compensation or benefit under any Business Employee Benefit Plan or (iii) accelerate the time of payment, vesting or funding, or increase the amount of, any compensation or benefits under any Business Employee Benefit Plan.

(f) Neither the execution, delivery or performance of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby (whether alone or in conjunction with any other event, including a Business Employee’s termination of employment), could result in any “parachute payment” within the meaning of Section 280G of the Code.

(g) With respect to current and former Business Employees, no member of the Seller Group nor any ERISA Affiliate sponsors, maintains, participates in, contributes to or has any Liability with respect to (i) a pension plan subject to Section 412 of the Code or Title IV of ERISA or (ii) a Multiemployer Plan. Except as would not reasonably be expected to result in material Liability to Purchaser, no member of the Seller Group nor any ERISA Affiliate has any Liability under Section 412 of the Code or Title IV of ERISA.

(h) (i) No member of Seller Group is party to a collective bargaining agreement or any other Contracts with labor unions covering the terms and conditions of employment of any Business Employee; (ii) there are no pending or, to the Knowledge of Seller, threatened, material work stoppages, slowdowns, walkouts or strikes with respect to the Business Employees; (iii) there are no, and since January 1, 2023, have not been any pending or, to the Knowledge of Seller, threatened activities or proceedings of any labor unions, works council, or similar employee or labor organization to organize any employees; and (iv) there are no, and since January 1, 2023, have not been, any unfair labor practice charges, grievances, or complaints before any Governmental Entity or, to the Knowledge of Seller, threatened by or on behalf of any Business Employee or group thereof.

(i) Except as would not reasonably be expected to result in a material Liability to the Business, each member of Seller Group is in compliance with all applicable Laws relating to employment and employment practices, including terms and conditions of employment, wages, hours of work, classification, wage and hours, immigration, employment discrimination, harassment, retaliation, occupational safety and health, or any other employment-related matter arising under applicable Law with respect to the Business Employees. To the Knowledge of Seller, there are no investigations, inquiries, or audits by any Governmental Entity and no charge, suit, or legal action against Seller relating to applicable Law with respect to any labor or employment practices with respect to the Business Employees.

SECTION 3.13. Absence of Certain Changes. (a) Since June 30, 2025 to the date of this Agreement, there has not been a Business Material Adverse Effect.

(b) Since June 30, 2025 to the date of this Agreement, except in connection with this Agreement, the Ancillary Agreements, the Acquisition or as otherwise expressly contemplated by this Agreement or any Ancillary Agreement, the Business has been conducted in the ordinary course of business in all material respects. Without limiting the foregoing, since June 30, 2025, no member of Seller Group, with respect to the Business, has (i) taken any of the actions set forth in Sections 5.01(b)(iii) through 5.01(b)(ix).

SECTION 3.14. Compliance with Applicable Law. (a) Seller and the Asset Selling Subsidiaries conduct (and have conducted during the previous three years) the Business in compliance, in all material respects, with all applicable Law, and (b) since January 1, 2023, no member of the Seller Group has received from any Governmental Entity any written notification of any material noncompliance of any Judgment, Order, Law or Permit with respect to the Business.

(c) To the Knowledge of Seller, (i) Seller and the Asset Selling Subsidiaries conduct (and have conducted since January 1, 2023), in all material respects, the Business in compliance with all applicable Laws and Judgments relating to pollution, protection of the environment or, to the extent relating to exposure to hazardous or toxic materials, human health and safety (“Environmental Laws”), (ii) Seller and the Asset Selling Subsidiaries possess and are in compliance with, in all material respects, all Permits required under Environmental Laws for the conduct of the Business, (iii) there are no pending Proceedings against any member of Seller Group alleging that the Transferred Assets or the Business is in violation of or has any liability under any Environmental Laws, and (iv) Seller has not released any Hazardous Materials into the environment at the Leased Property other than in compliance with Environmental Law or any Permit issued thereunder.

SECTION 3.15. Product Recalls; Product Compliance. (a) The Products comply with, and, since January 1, 2023, have complied with, in all material respects, the applicable provisions of the Federal Food, Drug, and Cosmetic Act and the applicable regulations, as amended (and similar Canadian Laws), and requirements adopted by the U.S. Food and Drug Administration (the “FDA”) thereunder, the applicable statutes, regulations and requirements of the U.S. Department of Agriculture (the “USDA”), the applicable statutes, regulations and requirements of the U.S. Federal Trade Commission (the “FTC” and, collectively with the FDA, the USDA and any other Governmental Entity, including any Canadian Governmental Entity, responsible for regulating food and dietary products, the “Product Authorities”), and any applicable Law or requirements and guidance established by any Governmental Entity responsible for regulating such products (collectively, “Product Laws”).

(b) To the Knowledge of the Seller, since January 1, 2023, there have been no Product Recalls or material market withdrawals, discontinuations or replacements of any Products relating to an alleged lack of safety or regulatory compliance of any Product by any Product Authority or, to the Knowledge of Seller, any customer or supplier of the Products.

(c) To the Knowledge of the Seller, since January 1, 2023, there have been no material food product liability or other similar claims against Seller or any Asset Selling Subsidiary with regards to any Product manufactured, shipped, sold or delivered by the Business or otherwise alleging that any Product manufactured, shipped, sold or delivered by the Business is defective (in design, manufacture, materials or otherwise), fails to meet any product guarantees, is misleadingly or falsely labeled or marketed or otherwise fails to meet any Product Laws.

SECTION 3.16. Sufficiency of Transferred Assets. The Transferred Assets, together with the services to be provided to Purchaser pursuant to the Transition Services Agreement, (a) constitute all of the material assets owned by Seller and the Asset Selling Subsidiaries that are used in or held for use in, and that are otherwise necessary for, the operation and conduct of the Business in the ordinary course of business during the twelve (12) months prior to the Effective Time and (b) are sufficient in all material respects to permit Purchaser to conduct the Business in the ordinary course of business in the same manner conducted by Seller during the twelve (12) months prior to the Effective Time. To the Knowledge of Seller, the tangible personal property included in the Transferred Assets is, in all material respects, in good operating condition and repair (reasonable wear and tear excepted).

SECTION 3.17. Inventory. Section 3.17 of the Seller Disclosure Letter sets forth an accurate and complete list of the Inventory of the Business as of December 31, 2025. (i) All Transferred Inventory is owned by Seller or the applicable Asset Selling Subsidiary free and clear of all Liens other than Permitted Liens, and no Transferred Inventory is held on a consignment basis, (ii) the Transferred Inventory has been acquired and maintained at levels in the ordinary course of business consistent with past practice, (iii) substantially all of the Transferred Inventory is usable or saleable in the ordinary course of business consistent with past practice, except for aged, obsolete, damaged or defective items that have been written off or written down to fair market value or for which adequate reserves have been established, (iv) the quantity of the Transferred Inventory is reasonable in the present circumstances of the Business and (v) all Transferred Inventory, other than Inventory on order or in transit to be delivered to the Leased Property, is located at the Leased Property or the Service Provider Facilities.

SECTION 3.18. Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements based upon arrangements made by or on behalf of Seller, except Goldman Sachs & Co. LLC, whose fees and expenses will be paid by Seller or a member of the Seller Group, on behalf of Seller.

SECTION 3.19. Transactions with Affiliates. None of the Transferred Contracts are Contracts between Seller or any Asset Selling Subsidiary, on the one hand, and any other member of the Seller Group (or any officer, director or manager of Seller or any other member of the Seller Group (each a “Related Party”)), on the other hand, and none of the Assumed Liabilities constitute liabilities or obligations of Seller or any Asset Selling Subsidiary to another member of the Seller Group.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

SECTION 4.01. Organization and Standing; Power. Purchaser is duly organized, validly existing and in good standing (where such concept is recognized in the relevant jurisdiction) under the laws of its jurisdiction or incorporation or formation. Purchaser has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted by it, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the Acquisition or the other transactions contemplated hereby and by the Ancillary Agreements (a “Purchaser Material Adverse Effect”). Purchaser is duly qualified or licensed to do business as a foreign corporation and is in good standing (where such concept is recognized in the relevant jurisdiction) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or the failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.02. Authority; Execution and Delivery; Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to perform its obligations under this Agreement and to consummate the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements. Purchaser has taken all corporate action required to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to authorize the consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements. Purchaser has duly executed and delivered this Agreement and on or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement or such Ancillary Agreement subject, as to enforcement, to the Bankruptcy Exceptions. No vote of holders of any class or series of capital stock of Purchaser is required in connection with the execution, delivery and performance by Purchaser, as applicable, of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 4.03. No Conflicts or Violations; No Consents or Approvals Required. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of the Ancillary Agreements to which it is, or is specified to be, a party will not and the performance by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation of the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements, will not conflict with, or result in any breach of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its affiliates under, any provision of (i) the organizational documents of Purchaser or any of its affiliates, (ii) any Contract to which Purchaser or any of its affiliates is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or applicable Law applicable to Purchaser or any of its affiliates or any of their respective properties or assets, other than, in the case of the immediately preceding clauses (ii) and (iii), any such items that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of, or filing or submission with, any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and by the Ancillary Agreements, other than (A) those that may be required solely by reason of Seller’s (as opposed to any third party’s) participation in the Acquisition or the other transactions contemplated hereby and by the Ancillary Agreements and (B) those the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.04. Proceedings. There are not any (a) outstanding Judgments against Purchaser or any of its affiliates, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates or (c) investigations by any Governmental Entity that are pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its affiliates that, in any such case, would, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.05. Sufficiency of Funds. Purchaser has on the date of this Agreement, and will have on the Closing Date, available funds sufficient to satisfy all of Purchaser’s obligations under this Agreement (including the obligations under Article II), to pay any other amounts required to be paid by Purchaser in connection with the consummation of the Acquisition and pay all related fees and expenses on the Closing Date.

SECTION 4.06. Solvency. Assuming (a) satisfaction of the conditions to Purchaser’s obligation to consummate the Acquisition, (b) the accuracy of the representations and warranties of Seller contained in this Agreement, and (c) compliance by Seller and its affiliates with all of the covenants and other obligations hereunder, immediately after giving effect to the Acquisition, the payment of the Purchase Price and all amounts required to be paid by Purchaser hereunder in connection with the consummation of the Acquisition and all related fees and expenses of Purchaser, Purchaser, together with its respective subsidiaries, on a consolidated basis taken as a whole, will be Solvent as of Closing and immediately after the completion of the Closing. For the purposes of this Agreement, the term “Solvent”, when used with respect to any person and its subsidiaries, on a consolidated basis, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person and its subsidiaries, on a consolidated basis, will, as of such date, exceed (A) the value of all “liabilities of such person and its subsidiaries, on a consolidated basis, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person and its subsidiaries, on a consolidated basis, as of such date, on their existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person and its subsidiaries, on a consolidated basis, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date, and (iii) such person and its subsidiaries, on a consolidated basis, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that such person and its subsidiaries, on a consolidated basis, will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet their obligations as they become due.

SECTION 4.07. Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements based upon arrangements made by or on behalf of Purchaser, except Canaccord Genuity LLC, whose fees and expenses will be paid by Purchaser.

SECTION 4.08. No Additional Representations; No Reliance.

(a) Purchaser acknowledges and agrees that except for the representations and warranties made by Seller in Article III and the Seller Bring-Down Certificate, no member of Seller Group or any other person makes any other express or implied representation or warranty with respect to the Business, the Transferred Assets or the Assumed Liabilities or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding any of the foregoing, notwithstanding the delivery or disclosure to Purchaser or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, no member of Seller Group or any other person makes or has made any express or implied representation or warranty to Purchaser or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Business, the Transferred Assets or the Assumed Liabilities or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (b) except for the representations and warranties made by Seller in Article III and the Seller Bring-Down Certificate, any oral or written information presented to Purchaser or any of its Representatives in the course of their due diligence investigation of the Business, the Transferred Assets or the Assumed Liabilities, the

negotiation of this Agreement and the Ancillary Agreements or the course of the Acquisition and the other transactions contemplated by this Agreement or by the Ancillary Agreements. No member of Seller Group or any other person will have or be subject to any liability or other obligation to Purchaser its affiliates, representatives or any person resulting from the consummation of the Acquisition or the other transactions contemplated by this Agreement or by the Ancillary Agreements or Purchaser’s use of, or the use by any of its affiliates or Representatives of any such information, including information, documents, projections, forecasts or other material made available to Purchaser its affiliates or representatives in any “data rooms”, teaser, confidential information memorandum or management presentations in connection therewith, unless any such information is expressly and specifically included in a representation or warranty contained in Article III and/or the Seller Bring-Down Certificate and then only as expressly provided in this Agreement and/or the Seller Bring-Down Certificate. Seller, on its own behalf and on behalf of each other member of Seller Group, disclaims any and all other representations and warranties, whether express or implied (except for the representations and warranties made by Seller in Article III and the Seller Bring-Down Certificate).

(b) In connection with Purchaser’s investigation of the Business, the Transferred Assets or the Assumed Liabilities, Seller has delivered, or made available to Purchaser and its affiliates and Representatives, certain projections and other forecasts, including projected financial statements, cash flow items and other data relating to the Business and certain business plan information therefor. Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Purchaser and its affiliates and representatives shall have no claim against any person with respect thereto. Accordingly, Purchaser acknowledges that no member of Seller Group or any of their respective affiliates or Representatives has made any representation or warranty with respect to such projections and other forecasts and plans.

(c) Notwithstanding anything contained in this Agreement or the Ancillary Agreements, it is the explicit intent of the parties hereto that no member of Seller Group is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III and the Seller Bring-Down Certificate, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Business, the Transferred Assets or the Assumed Liabilities.

(d) In furtherance of the foregoing, Purchaser acknowledges and represents that it is not relying on any representation or warranty of any member of Seller Group other than those representations and warranties of Seller specifically set forth in Article III and the Seller Bring-Down Certificate. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of its properties, assets and business and, in making the determination to proceed with the Acquisition, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III and the Seller Bring-Down Certificate.

ARTICLE V

Covenants

SECTION 5.01. Covenants Relating to Conduct of the Business. (a) Except in respect of matters (i) required by applicable Law, Judgment or a Governmental Entity, (ii) set forth in Section 5.01(a) of the Seller Disclosure Letter, (iii) consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) specifically addressed in Section 5.01(b) or (v) otherwise permitted, contemplated or required by the terms of this Agreement or any Ancillary Agreement, from the date of this Agreement to the earlier of Closing and the termination of this Agreement pursuant to Section 8.01, Seller shall, and shall cause each other member of Seller Group to use commercially reasonable efforts to, (A) subject to the restrictions and exceptions set forth in Section 5.01(b) or elsewhere in this Agreement, conduct the Business in all material respects in the ordinary course, and (B) preserve intact and maintain the Business (including the Transferred Assets), the goodwill of the Business and the Business relationships with customers, suppliers, landlords, distributors, co-manufacturers and other business relationships that are material to the Business; provided that no action by any member of Seller Group with respect to matters specifically addressed by Section 5.01(b) shall be deemed a breach of this Section 5.01(a) unless such action would constitute a breach of Section 5.01(b).

(b) Without limiting the foregoing, except for matters (i) required by applicable Law, Judgment or a Governmental Entity, (ii) set forth in Section 5.01(b) of the Seller Disclosure Letter, (iii) consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or (iv) otherwise permitted, contemplated or required by the terms of this Agreement or any Ancillary Agreement, from the date of this Agreement to the earlier of Closing and termination of this Agreement pursuant to Section 8.01, Seller shall not, and shall cause each other member of Seller Group not to, solely with respect to the Business:

(i) grant to any Business Employee having annual compensation not in excess of $75,000 any increase in compensation or benefits or amend, terminate or adopt any Business Employee Benefit Plan, except (A) as required by applicable Law, (B) as required under existing agreements or Business Employee Benefit Plans or (C) after the date hereof, amendments in the ordinary course of business to Business Employee Benefit Plans that are broadly applicable to all or substantially all of the employees of Seller Group and that do not relate to severance, retention, change in control or similar benefits; provided that the foregoing shall not restrict any member of Seller Group from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements that have a value and terms that are consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions;

(ii) (A) hire any individual who would be a Business Employee, unless such hiring is made in the ordinary course of business and is with respect to a Business Employee having annual compensation not in excess of $75,000, (B) terminate any Business Employee (other than for cause, as determined by Seller in its discretion) or (C) reassign the duties of a Business Employee such that he or she is no longer a Business Employee;

(iii) subject any of the Transferred Assets to any Lien, other than Permitted Liens or a Lien that will be released as of the Closing;

(iv) make or enter into any new commitments for any capital expenditures with respect to the Business or any Transferred Asset in excess of $500,000 in the aggregate, except for any capital expenditures (A) for ordinary course maintenance or repairs or (B) in response to any emergency or casualty requiring repairs for the continued operation of the Business;

(v) sell, lease, license or otherwise dispose of any Transferred Asset that is material to the Business, except (A) Inventory and obsolete Equipment sold or disposed of in the ordinary course of business and (B) non-exclusive licenses of Transferred Intellectual Property granted to co-manufacturers, advertisers, distributors, sublicensees, vendors, suppliers, customers or other similar counterparties of the Business in the ordinary course of business;

(vi) (A) delay the purchase of any Equipment for the Business, (B) delay the purchase of any Inventory or fail to replenish any Inventory required for the operation of the Business in the ordinary course of business, (C) delay the payment of any payables or liabilities, or effect a material change in the aggregate amount of payables, accrued expenses or other liabilities, (D) accelerate any deposits, prepayments or advance payments from customers, vendors or suppliers, (E) cancel any prepaid asset, or (F) accelerate collection of any accounts or notes receivable or any rebate or similar amount, in each case of (A) through (F), for the purpose of postponing to post-Closing periods the payment or incurrence of expenses that would otherwise be expected in the ordinary course of business to be made in pre-Closing periods or for the purpose of accelerating to pre-Closing periods the receipt or collection of payments, receivables or refunds that would otherwise be expected in the ordinary course of business to be made in post-Closing periods;

(vii) (A) make any material changes to terms of sale with customers, including pricing reductions, (B) delist any Products or SKUs, (C) engage in or make any material commitments with respect to trade promotions, consumer promotions or discount programs, (D) make any material advertising commitments, (E) materially increase any marketing budget or make any material marketing commitment, or (F) make any material changes to terms of sale with suppliers and vendors, including material pricing increases and increased tariff obligations, in each case of clauses (A) through (F), other than in the ordinary course of business;

(viii) except in the ordinary course of business in respect of Contracts that are not material to the Business, enter into, terminate or provide notice of termination of, extend, amend, modify, supplement, waive any material right under, or materially breach, any Transferred Contract (or Contract that would otherwise constitute a Transferred Contract if not for such action); or

(ix) agree, whether in writing or otherwise, to do any of the foregoing.

(c) Nothing contained in this Agreement or any Ancillary Agreement shall be construed to give Purchaser, directly or indirectly, the right to control or direct any member of Seller Group, including, prior to the Closing, the Business. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement and the Ancillary Agreements, complete unilateral control and supervision of the operations of any member of Seller Group and the Business.

SECTION 5.02. Access to Information. Seller shall, and shall cause the other members of Seller Group to, afford to Purchaser and its Representatives reasonable access, upon reasonable prior notice during normal business hours during the period prior to the Closing, to (a) personnel engaged primarily in the conduct of the Business and (b) properties, books, Contracts, commitments and records relating exclusively to the Business (other than the Excluded Assets) (other than any of the foregoing that relate to the negotiation and execution of this Agreement or any Ancillary Agreement or any proposals from other parties relating to any competing or alternative transactions); provided, however, that, in each case, such access does not unreasonably disrupt the normal operations of any member of Seller Group or the Business, provided further, however, that Seller and the other members of Seller Group shall not be obligated to provide such access or information if the applicable company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) result in the disclosure of Trade Secrets or competitively sensitive information to third parties, (ii) violate any applicable Law or Judgment, (iii) breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise, (iv) jeopardize the protection of any attorney-client or attorney work product privilege or similar privilege, (v) be adverse to the interests of any member of Seller Group in any pending or threatened Proceeding or (vi) expose any member of Seller Group to risk of liability for disclosure of Personal Data; provided that, in each case of the immediately preceding clauses (ii), (iii) and (iv), the parties shall reasonably cooperate in seeking an alternative means whereby Purchaser and its Representatives are provided access to such information in a manner that does not violate such applicable Law or Judgment or jeopardize such privilege, protection or confidentiality obligation. Notwithstanding anything to the contrary contained herein, prior to the Closing, none of Purchaser or its Representatives shall have any right to perform invasive or subsurface investigations or sampling of any environmental media or building materials at the properties or facilities of any member of Seller Group. Nothing in this Section 5.02 or elsewhere in this Agreement shall be construed to require Seller or any other member of Seller Group to prepare any reports, analyses, appraisals or opinions that are not readily available (it being understood that Seller or any other member of Seller Group shall not be required to prepare any financial projections, forecasts or any other prospective or pro forma financial information). During the period prior to the Closing, Seller shall provide Purchaser with monthly financial information and sales reports with respect to the Business reasonably promptly following the end of each calendar month.

SECTION 5.03. Confidentiality. (a) From and after the Closing Date for a period of seven (7) years, Seller shall, and shall cause each other member of Seller Group and its and their respective officers, directors, employees, agents and Representatives to, keep confidential and not disclose to any other person, or use for their own benefit or the benefit of any other person, any Trade Secrets to the extent consisting of the formulas, recipes or specifications for any Product sold as of the Closing.

(b) From and after the Closing Date for a period of two (2) years, Seller shall, and shall cause each other member of Seller Group and its and their respective officers, directors, employees, agents and Representatives to, keep confidential and not disclose to any other person, any information (i) to the extent regarding (A) the Transferred Assets, (B) the Assumed Liabilities or (C) the terms of this Agreement or the Ancillary Agreements, or (ii) contained within the Excluded Assets to the extent related to the Business, in each case, in substantially the same manner as such information would be treated if the Acquisition had not been consummated.

(c) From and after the Closing Date for a period of two (2) years, Purchaser shall, and shall cause its respective affiliates, members, managers, officers, directors, employees, agents and Representatives to, keep confidential and not disclose to any other person, any information to the extent regarding (A) the Excluded Assets, (B) any business or operations of the Seller Group other than the Business and (C) the terms of this Agreement or the Ancillary Agreements.

(d) The obligations of each party under Sections 5.03(a), 5.03(b) and 5.03(c) shall not apply to information which: (i) is or becomes generally available to the public without breach of the parties’ obligations under this Section 5.03, (ii) is required in the opinion of legal counsel to be disclosed by applicable Law or any Judgment, (iii) is necessary to be disclosed to exercise such party’s rights or to perform such party’s (or its affiliate’s) obligations under the Transition Services Agreement or (iv) is necessary to disclose in connection with the enforcement of this Agreement or any Ancillary Agreement; provided, however, that in any such case, the other party shall be notified as early as practicable prior to any disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.

(e) Purchaser acknowledges that the information being provided to it by any member of Seller Group or any of their respective affiliates or Representatives in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (including any information provided pursuant to Section 5.02) is subject to the terms of the confidentiality agreement between FGF Brands, Inc. and its affiliates and The Hain Celestial Group, Inc., dated October 7, 2025 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to all such information to the extent relating to the Business; provided, however, that Purchaser acknowledges that any and all other information provided to it by any member of Seller Group or any of their respective affiliates or Representatives concerning Seller Group shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing until the expiration or termination thereof in accordance with its terms.

SECTION 5.04. Efforts to Consummate the Transaction. (a) On the terms and subject to the conditions of this Agreement, including this Section 5.04, each of Purchaser and Seller shall (and shall cause their respective affiliates to) use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, and in any event, prior to the Outside Date, the Acquisition, including:

(i) obtaining in the most expeditious manner practicable all Orders and Consents in connection with the authorization, execution, delivery, performance and consummation of this Agreement, the Ancillary Agreements and the Acquisition (collectively, the “Other Approvals”) and promptly supplying any information and documentary material that may be requested by any Governmental Entity in connection with this Agreement, the Ancillary Agreements or the Acquisition;

(ii) seeking to avoid the initiation by any Governmental Entity of, and vigorously defending, any lawsuits or other legal proceedings, whether regulatory, judicial, administrative or other, to which it is a party challenging or affecting this Agreement, the Ancillary Agreements or the Acquisition or seeking to prohibit or delay the consummation of the Acquisition or rescind, vacate, or otherwise challenge any Order granted;

(iii) seeking to avoid the entry of and to have lifted, vacated or rescinded any Order which may adversely affect or delay the ability of the parties to consummate the Acquisition;

(iv) obtaining in the most expeditious manner practicable all Consents, approvals or waiver from, and the giving of all required notices to, third parties (at Seller’s expense); provided, however, that Seller shall not be required to offer or grant any material accommodation (financial or otherwise) to any person in order to satisfy its obligations under this clause (iv); and

(v) executing and delivering any additional documents or instruments necessary to consummate the Acquisition and fully carry out the purposes of this Agreement and the Ancillary Agreements.

(b) Purchaser, on the one hand, and Seller, on the other hand, shall jointly, and on an equal basis, (i) control the strategy for obtaining any actions or nonactions, Consents and Orders from Governmental Entities in connection with the Acquisition and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any applications and filings for approval of the matters contemplated by this Agreement and the Ancillary Agreements which require regulatory approval and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Entity relating to the Acquisition and of all other regulatory matters incidental thereto. Each of the parties shall (and shall cause their respective affiliates to) furnish to the other party all information required for any application or other filing under any applicable Law in connection with the Acquisition; provided that materials may be redacted or limited to outside counsel only as necessary to comply with contractual arrangements in effect as of the date of this Agreement or as necessary to address reasonable privilege or confidentiality concerns. Each of the parties shall (and shall cause their respective affiliates to) consult, in good faith, with the other party, in respect of any communications, meetings or other contacts, formal or informal, oral or written, with any Governmental Entity in connection with the Acquisition or any related declaration, filing, registration, notice, authorization, consent or approval, and shall provide to the other party advance notice and an opportunity to attend all meetings and oral communications with any Governmental Entity relating to any of the foregoing. Each of the parties shall (and shall cause their respective affiliates to) provide to the other party reasonable advance opportunity to review and comment upon, and will consider in good faith the views of the other party in connection with, all written communications with a Governmental Entity regarding the Acquisition and will promptly provide the other party with copies of all written communications to or from any Governmental Entity relating to the Acquisition; provided that materials may be redacted or limited to outside counsel only as necessary to comply with contractual arrangements in effect as of the date of this Agreement or as necessary to address reasonable privilege or confidentiality concerns. Nothing in this Section 5.04 will apply to or restrict communications or other actions by Seller or any other member of Seller Group with or with respect to Governmental Entities in connection with their business in the ordinary course of business.

(c) Without limiting the generality of anything contained in this Section 5.04, Purchaser and Seller shall (and shall cause their respective affiliates to) to the extent permitted by applicable Law: (i) give each other prompt notice of the making or commencement of any request, inquiry or Proceeding by or before any Governmental Entity with respect to the Acquisition; (ii) keep each other informed as to the status of any such request, inquiry or Proceeding and (iii) promptly inform each other of any communication to or from any Governmental Entity regarding the Acquisition. Purchaser and Seller will (and will cause their respective affiliates to) consult and cooperate with each other and will consider in good faith the views of each other in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Acquisition.

SECTION 5.05. Contact with Customers, Suppliers and Employees. Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until the earlier of Closing and any termination of this Agreement in accordance with Section 8.01, Purchaser and its affiliates shall not, without the prior written consent of Seller (which consent will not be unreasonably withheld, delayed or conditioned), have any contact or discussions concerning the Business, the Transferred Assets, the Assumed Liabilities, and the Acquisition, with any person known by Purchaser or the applicable affiliate to be an employee, supplier, customer, vendor, payor, distributor, regulator, landlord, lessor, or bank creditor (or other lender) of Seller or any other member of Seller Group.

SECTION 5.06. Insurance. Purchaser acknowledges that Purchaser shall not be entitled to coverage under any insurance policies maintained by any member of Seller Group or any of their respective affiliates from and after the Closing.

SECTION 5.07. Non-Competition.

(a) Seller shall not, and shall cause each of its subsidiaries not to, for a period of three (3) years from and after the Closing Date (the “Restricted Period”), directly or indirectly, individually or on behalf of any other person, engage in (in any capacity), continue in or carry on the business of manufacturing, packaging, marketing, distributing or selling any Products, including any (1) extruded straw snacks (including vegetable straws) or extruded puff snacks, (2) potato chips, root vegetable chips or exotic vegetable chips, (3) tortilla chips or (4) pita bite crackers (the activities described above, collectively, the “Competing Activities”), in the United States or Canada; provided, however, that notwithstanding the foregoing, nothing in this Section 5.07(a) shall prohibit Seller or any of its subsidiaries from any of the following, even if constituting a Competing Activity: (i) for a period of twelve (12) months following the Closing, marketing, distributing and selling the products specified on Exhibit C-1 to the Transition Services Agreement, so long as such products are manufactured by Purchaser pursuant to the Transition Services Agreement; (ii) manufacturing, packaging, marketing, distributing or selling products (other than the products specified on Exhibit C-1 to the Transition Services Agreement or any substantially identical products) targeted and marketed at, and intended as products for, children ages under 12 (as evidenced by, among other things, packaging and advertising), in each case, so long as such products are manufactured, marketed, distributed and sold under the Earth’s Best or Ella’s Kitchen brand names or any other brand solely targeted and marketed at, and solely intended as products for, children ages under 12; (iii) acquiring businesses or assets with operations that constitute Competing Activities, provided that (A) the sale of products relating to the Competing Activities does not constitute more than ten percent (10%) of the revenue of such acquired business and does not exceed $30 million of revenue, in each case, during the four most recent full calendar quarters prior to the consummation of such acquisition, and (B) the portion of the business that constitutes Competing Activities does not constitute more than ten percent (10%) of the assets of such acquired business as at the consummation of such acquisition; (iv) owning securities that are listed on a national securities exchange or traded in the national over-the-counter market in an amount not exceeding five percent (5%) of the issued and outstanding shares of the issuer of such securities; or (v) complying with their respective obligations under this Agreement or any Ancillary Agreement. As used in this Section 5.07, “engage” shall include owning any interest in, managing, controlling, participating in (as an equityholder, member, partner, lender, agent, consultant or service provider), rendering services for or providing financing to.

(b) Notwithstanding anything to the contrary in this Section 5.07, in the event of (i) any transaction or series of related transactions (whether structured as a merger, consolidation, acquisition, sale, tender or exchange offer, transfer of equity securities or otherwise) that results in the stockholders of Seller as of immediately prior to such transaction(s) ceasing to own at least 50% of the voting power of Seller (or the surviving or resulting company, as the case may be) immediately after such transaction(s) or (ii) the sale, lease, exchange, conveyance, transfer, or other disposition (whether for cash, shares of stock (or other equity interests), or other consideration) of all or substantially all of the property and assets of Seller to an unaffiliated third party, then the covenants and other obligations set forth in Section 5.07(a) shall terminate immediately upon the occurrence of such event.

(c) Seller shall not, and shall cause each of its subsidiaries not to, for a period of two (2) years from and after the Closing Date, directly or indirectly, (i) encourage, solicit, or induce any individual employed by, or providing services to, the Business to terminate such employment or services (or in the case of a consultant, to materially reduce such services), or (ii) hire or engage any Transferred Employee or transferred independent contractor that is employed or engaged by the Business, or was, at any time during the 12-month period immediately preceding such proposed date of hire or engagement, employed or engaged by the Business; provided that generalized advertisements of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at employees of the Business) shall not be deemed to be a breach of this Section 5.07(c).

(d) Purchaser shall not, and shall cause each of its subsidiaries not to, for a period of two (2) years from and after the Closing Date, directly or indirectly, (i) encourage, solicit, or induce any individual employed by, or providing services to, Seller or its subsidiaries whom Purchaser or its affiliates had contact with or received information about in connection with the negotiation or execution of this Agreement, the performance of the services under the Transition Services Agreement or consummation of the Acquisition (each a “Seller Employee”) to terminate such employment or services (or in the case of a consultant, to materially reduce such services), or (ii) hire or engage any Seller Employee that is employed or engaged by Seller or its subsidiaries, or was, at any time during the 12-month period immediately preceding such proposed date of hire or engagement, employed or engaged by Seller or its subsidiaries; provided that generalized advertisements of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at employees of Seller or its subsidiaries) shall not be deemed to be a breach of this Section 5.07(d).

(e) If any provision contained in this Section 5.07 is held by any court of competent jurisdiction to be unenforceable because of the duration of such provision, the geographic area covered thereby or otherwise, the court making such determination shall have the power to, and is hereby directed by Purchaser and Seller to, reduce the duration or geographic area of such provision or otherwise modify such provision, and, in its reduced or modified form, such provision shall be enforceable. In addition, upon a determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, Purchaser and Seller shall negotiate in good faith to modify the provisions of this Section 5.07 so as to effect the original intent of Purchaser and Seller as closely as possible in an acceptable manner to the end that the transactions contemplated by this Section 5.07 are consummated to the fullest extent possible.

(f) Each of Seller and Purchaser acknowledges that (i) the restrictions contained in this Section 5.07 are reasonable and are necessary to protect, as applicable, the goodwill of the Business and the substantial investment in the Business made by Purchaser pursuant to this Agreement and the goodwill of the Retained Business and the substantial investment made by Seller in the Retained Business, (ii) Purchaser and Seller, as applicable, would be irreparably damaged if the other party or its applicable affiliates, were to breach any of the covenants set forth in this Section 5.07, (iii) the covenants set forth in this Section 5.07 are additional consideration of the applicable agreements and covenants of Purchaser and Seller, and Purchaser and Seller would not have entered into this Agreement without such covenants, and (iv) the restrictions contained in this Section 5.07 are reasonable with respect to subject matter, time period and geographical area.

SECTION 5.08. Exclusivity. From the date of this Agreement until the earlier of Closing and any termination of this Agreement in accordance with Section 8.01, Seller shall not, and Seller shall cause each member of the Seller Group and its and their respective Representatives not to, directly or indirectly, solicit, initiate, pursue or encourage any inquiries or proposals from, participate in or enter into any discussion or negotiation with, provide any non-public information to, or enter into any agreement with, any person (other than Purchaser) relating to, the direct or indirect sale of the Business (an “Alternative Transaction”). On the date hereof, Seller shall terminate access for all persons other than Purchaser and its affiliates and Representatives to all virtual data rooms established in connection with the sale process relating to the transactions contemplated hereby (or any such Alternative Transaction) and instruct all such persons to return or destroy all confidential information provided to them by or on behalf of the Seller Group in connection therewith.

SECTION 5.09. Non-Disclosure Agreements; Restrictive Covenant Agreements. (a) Promptly following the date of this Agreement, Seller will deliver notices to each counterparty under the Shore Non-Disclosure Agreements (other than Seller) requesting the return or destruction of all confidential information provided to such counterparty thereunder. From and after the Closing, upon the request and at the direction of Purchaser and at Purchaser’s sole expense, Seller agrees to exercise any rights granted to Seller with respect to the Business under the Shore Non-Disclosure Agreements.

(b) From and after the Closing, upon the request and at the direction of Purchaser and at Purchaser’s sole expense, Seller agrees to exercise any rights granted to Seller with respect to the Business under all intellectual property assignment, non-disclosure, non-compete, non-solicitation, non-interference, non-disparagement and other similar restrictive covenants under agreements entered into with former employees or independent contractors of the Business, in each case to the extent the enforcement of such clauses is in respect of matters exclusively relating to the Business, the Products, the Transferred Assets or the Assumed Liabilities.

SECTION 5.10. Risk of Loss; Casualty. All risk of loss or damage with respect to the Transferred Assets and the Business shall remain with Seller until the Closing and, assuming the occurrence of the Closing, shall pass to Purchaser effective as of the Closing. If, prior to the Closing, any damage to or loss of any of the Transferred Assets or the Business (including the Leased Property) occurs due to fire, flood, riot, theft, Act of God or other casualty or by reason of condemnation (each, an “Insurable Loss Event”), and the estimated total cost of repair or replacement with respect to such Insurable Loss Event exceeds $500,000 then Seller shall (A) pursue recovery under any occurrence-based Insurance Policies (“Occurrence Based Policies”) with respect to, and make any applicable or potentially applicable insurance coverage under the Occurrence Based Policies available to Purchaser for claims arising out of, any Insurable Loss Event occurring at or prior to the Closing relating to the Transferred Assets or the Business, and (B) pursue recovery under any claims-made Insurance Policies (“Claims Made Policies”) with respect to, and make any applicable or potentially applicable insurance coverage under the Claims Made Policies available to Purchaser for claims made prior to or after the Closing that arise out of, any Insurable Loss Event occurring at or prior to the Closing relating to the Transferred Assets or the Business, and in each case of clauses (A) and (B) above, Seller shall pay to Purchaser the net proceeds received thereunder with respect to such Insurable Loss Event.

SECTION 5.11. Payment of Retained Liabilities. On and following the Closing, Seller will discharge, satisfy and perform all of the Retained Liabilities related to any Transferred Assets and/or the Business in full when due and payable (subject to resolution of any good faith dispute in the ordinary course between Seller and the applicable counterparty with respect to the amount due to such counterparty), and in a manner that is not detrimental to the Business or the relationships of the Business. In the event that any material dispute arises with the counterparty to any Retained Liability that (x) arises out of, relates to or is in respect of the ownership or operation by Seller or the Asset Selling Subsidiaries of any Transferred Assets or the Business prior to the Closing and (y) could reasonably be expected to impair or adversely affect the conduct of the Business by Purchaser after Closing or otherwise involves a material business relationship of the Business, Seller shall provide written notice to Purchaser specifying the existence and nature of such dispute and shall reasonably cooperate with Purchaser in the resolution of such dispute, taking into account in good faith the input of Purchaser with respect to the resolution thereof.

ARTICLE VI

Employment Matters

SECTION 6.01. Continuation of Employment; Credited Service. (a) No later than ten (10) days prior to the Employee Leasing End Date, Purchaser shall offer employment, effective as of 12:01 a.m., local time, on the day after the Employee Leasing End Date (the “Transfer Time”), to all Business Employees who are then Leased

Employees (as defined in the Transition Services Agreement) (each such Business Employee, an “Offer Employee”) and who on the Employee Leasing End Date are actively at work (each, an “Active Employee”). For purposes of this Agreement, any such Offer Employee who is not actively at work on the Employee Leasing End Date due to paid time-off, jury duty or bereavement leave in accordance with applicable policies of Seller Group shall be deemed an Active Employee. With respect to each Offer Employee who is not an Active Employee (an “Inactive Employee”), Purchaser shall make an offer of employment to each such Inactive Employee effective as of the date on which such Inactive Employee presents himself or herself to Purchaser for active employment following the Closing to the same extent, if any, as the applicable member of Seller Group would be required to make an offer to such Inactive Employee if such Inactive Employee were an Active Employee on the Closing Date, provided that such Inactive Employee is able to return to work within six (6) months following the Employee Leasing End Date. Each offer of employment required to be made pursuant to this Section 6.01 shall (A) be for a position that is comparable to the type of position held by the applicable Business Employee (or a position that is generally commensurate with the Business Employee’s seniority with the Seller Group), as of immediately prior to the Closing, at a geographic location that is within twenty (20) miles of such Business Employee’s place of work immediately as of immediately prior to the Closing (provided that, for any Business Employee working remotely, such place of work shall be deemed by Purchaser to be such Business Employee’s home and for any Business Employee not working remotely prior to Closing, such place of work may be deemed by Purchaser to be such Business Employee’s home), (B) contain other employment terms that are substantially comparable in the aggregate to the terms of the applicable Business Employee’s employment with the applicable member of Seller Group as of immediately prior to the Closing, (C) for non-U.S. Business Employees, be made on terms sufficient to avoid statutory or common law obligations and (D) otherwise comply with the covenants set forth in this Article VI. Each Offer Employee who accepts Purchaser’s offer of employment made pursuant to this Section 6.01 and becomes an employee of Purchaser pursuant to this Section 6.01 is referred to herein as a “Transferred Employee”. Effective as of the Transfer Time, each Transferred Employee shall cease to be an employee of any member of Seller Group and shall cease to participate in any Business Employee Benefit Plan, except to the extent applicable Law requires otherwise. In the case of any Inactive Employee who becomes a Transferred Employee following the day after the Employee Leasing End Date, all references in this Agreement to the Transfer Time shall be deemed to be references to 12:01 a.m. on the date that such individual becomes a Transferred Employee. Nothing herein shall be construed as a representation, warranty, covenant or guarantee by Seller that some or all of the Business Employees will accept the offer of employment from Purchaser.

(b) From and after the Transfer Time, Purchaser shall give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, vesting and, solely for vacation and paid time off, benefit accrual) under any employee benefit plans or arrangements (other than defined benefit pension plan and retiree health or welfare benefits and equity or equity-based incentives) maintained by Purchaser and its affiliates for such Transferred Employee’s service with Seller Group and any of their respective predecessor employers, in each case, to the same extent recognized by

Seller Group immediately prior to the Transfer Time for analogous purposes and without duplication of benefits.

SECTION 6.02. Continuation of Benefits. During the period beginning on the Transfer Time and ending on the earlier of (A) the first anniversary of the Closing Date and (B) with respect to any particular Transferred Employee, the date on which such Transferred Employee’s employment with Purchaser terminates, Purchaser shall provide each Transferred Employee with (a) salary or wages (as applicable) and target short-term bonus opportunities that, in each case, are no less favorable to such Transferred Employee than those in effect immediately prior to the Closing Date, (b) target long-term cash incentive opportunities with a grant date value no less than the corresponding target opportunity for such Transferred Employee set forth in the Business Employee Census and with a maximum vesting term of three (3) years and (c) other employee benefits that are substantially comparable in the aggregate to those provided by Seller Group to such Transferred Employee immediately prior to the Closing Date pursuant to the plans set forth on Section 3.12(a) of the Seller Disclosure Letter (excluding for the purposes of comparison defined benefit pension, retiree health or welfare and change in control benefits and equity or equity-based compensation). Effective as of the Closing Date, Seller shall transfer, or shall cause the applicable member of Seller Group to transfer, to Purchaser all personnel records with respect to the Transferred Employees in accordance with applicable Law. For the avoidance of doubt, Seller Group shall not transfer to Purchaser, and Purchaser shall not assume, (x) any Business Employee Benefit Plan or (y) any assets arising out of, relating to, or in respect of, such Business Employee Benefit Plan.

SECTION 6.03. Severance. Notwithstanding anything to the contrary in this Agreement, Purchaser agrees to provide each Transferred Employee whose employment is terminated by Purchaser on or before the first anniversary of the Closing Date with severance benefits that are no less favorable than the severance benefits, if any, that would have been provided by the severance arrangements applicable to such Transferred Employee immediately prior to the Closing, as set forth on Section 6.03 of the Seller Disclosure Letter and taking into account such Transferred Employee’s length of service with Seller Group, as provided in Section 6.01(b) (but excluding, for the avoidance of doubt, a termination of a Transferred Employee’s employment for cause). Seller and Purchaser intend that the Transferred Employees will have continuous and uninterrupted employment immediately before the Transfer Time with the Seller Group and immediately after the Transfer Time with Purchaser. For the avoidance of doubt, during the Employee Leasing Term (as defined in the Transition Services Agreement), Purchaser’s obligations shall be deemed satisfied to the extent that Purchase reimburses Seller amounts related to severance benefits paid by Seller in accordance with the terms of the Transition Services Agreement.

SECTION 6.04. Defined Contribution Plans. (a) Effective as of the Transfer Time, Purchaser shall create or designate a defined contribution pension plan (the “Purchaser DC Plan”) for the benefit of the Transferred Employees who participated in one or more of the defined contribution pension plans maintained by any member of Seller Group that are intended to be qualified under Section 401(a) of the Code immediately prior to the Closing Date (collectively, the “Seller DC Plan” and, such Transferred Employees, the “DC Employees”). The DC Employees shall be given credit under the Purchaser DC Plan for all service with Seller and its respective affiliates and predecessors as if it were service with and compensation from Purchaser for purposes of determining eligibility and vesting under the Purchaser DC Plan to the same extent such service was recognized under the Seller DC Plan. The Purchaser DC Plan shall be tax-qualified in the same manner as the Seller DC Plan.

(b) Purchaser agrees to cause the Purchaser DC Plan to allow each DC Employee as of immediately prior to the Transfer Time to make a “direct rollover” to the Purchaser DC Plan of the account balances of such Transferred Employee (including, if permitted by the terms of the Purchaser DC Plan, promissory notes evidencing any outstanding loans) under Seller DC Plan if such direct rollover is elected in accordance with applicable Law by such DC Employee.

SECTION 6.05. Certain Welfare Benefits Matters. (a) No later than the Transfer Time, Purchaser shall, to the extent not yet established, establish or cause to be established, benefit plans that provide life insurance, health care (excluding retiree health care), dental care (excluding retiree dental care), accidental death and dismemberment insurance, disability and, if and to the extent necessary for purposes of Purchaser’s compliance with Section 6.02(b), other group welfare benefits for Transferred Employees (“Purchaser Welfare Plans”). Purchaser shall, and shall cause its affiliates to, use commercially reasonable efforts to (i) waive, or cause to be waived, all limitations as to preexisting conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents under the Purchaser Welfare Plans to the extent waived under the applicable corresponding Business Employee Benefit Plan immediately prior to the Transfer Time and (ii) provide each Transferred Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Transfer Time in the calendar year in which the Transfer Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements under any Purchaser Welfare Plan in which such Transferred Employee participates after the Transfer Time for the plan year during which the Transfer Time occurs.

(b) Except as set forth in the Transition Services Agreement, the members of Seller Group shall be responsible in accordance with their respective welfare plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred, under such plans by Transferred Employees and their eligible dependents. Purchaser shall be responsible in accordance with the applicable Purchaser Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred, and for all non-reimbursement claims (such as life insurance claims) incurred under such plans by Transferred Employees and their eligible dependents.

(c) Effective as of the Transfer Time, the members of Seller Group shall be responsible for providing continuation coverage within the meaning of the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Portability and Accountability Act of 1996, Section 601 et seq. and Section 701 et seq. of ERISA, Section 4980B and

Sections 9801 et seq. of the Code, and any similar state or local applicable Law (collectively, “COBRA”) to each Business Employee and his or her eligible dependents who, in connection with the transactions contemplated by this Agreement, is or becomes an “M&A Qualified Beneficiary” (within the meaning of Treasury Regulation Section 1.4980B-9).

(d) Except as set forth in the Transition Services Agreement, the members of Seller Group shall be responsible for all claims and Liability for injury, disability, death or workers’ compensation benefits which are incurred on or prior to the Transfer Time by Transferred Employees that are payable under the terms and conditions of the workers’ compensation programs of Seller Group. Purchaser shall be responsible for all claims for workers’ compensation benefits that are incurred after the Transfer Time by Transferred Employees that are payable under the terms and conditions of the workers’ compensation programs of Purchaser and its affiliates, including with respect to Transferred Employees who became eligible for workers’ compensation benefits prior to the Transfer Time. For purposes of this Section 6.05(d), a claim for injury, disability, death or workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the “Workers’ Compensation Event”). If the Workers’ Compensation Event occurs over a period both preceding and following the Transfer Time, the claim shall be the joint responsibility and Liability of Seller Group and Purchaser and shall be equitably apportioned between Seller Group, on the one hand, and Purchaser, on the other hand, based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Transfer Time.

SECTION 6.06. Accrued Vacation. To the extent that a Transferred Employee is entitled under applicable Law or any policy of Seller Group to be paid for any vacation days accrued or earned but not yet taken by such Transferred Employee as of the Transfer Time, Seller shall discharge the Liability for such vacation days.

SECTION 6.07. Liabilities. Except as set forth in the Transition Services Agreement, Seller shall assume, retain and discharge when due all Liabilities that (a) relate to any Business Employee (or any dependent or beneficiary thereof) who does not become a Transferred Employee (except as provided otherwise in Section 6.07(ii) below); (b) are for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) for any Business Employee, arising out of, or in respect of the employment or with any member of the Seller Group arising prior to the Closing Date (except as provided otherwise in Section 6.07(ii) below); (c) relate to any Business Employee who does not accept employment with Purchaser and become a Transferred Employee after receiving an offer that complies with Purchaser’s obligations under with Article VI; and (d) any employment-related claims, penalties and assessments in respect of any in respect of any Business Employee that occurred prior to the Closing Date. Purchaser shall assume all Liabilities that (i) relate to any Transferred Employee (or any dependent or beneficiary thereof) and arise on or after the Transfer Time with respect to the Transferred Employee’s employment with Purchaser, (ii) notwithstanding the immediately preceding sentence, are for severance or other separation benefits (including claims for wrongful dismissal, notice of termination of employment or pay in lieu of notice) for any Business Employee and arise out of

Purchaser’s failure to comply with its obligations under this Article VI, or (iii) Purchaser has agreed to assume or honor pursuant to this Article VI and, in each case of the immediately preceding clauses (i) through (iii), no member of Seller Group shall retain any such Liabilities. For the avoidance of doubt, Purchaser shall be responsible for any Liabilities of Purchaser from (A) any Transferred Employee termination of employment by Purchaser on or after the Transfer Time or (B) any Transferred Employee’s resignation from employment with Purchaser on or after the Transfer Time. Notwithstanding anything to the contrary herein, Purchaser shall not assume any Liabilities in respect of bonuses for the Business Employees for Seller’s 2026 fiscal year (and any such Liabilities shall be Retained Liabilities).

SECTION 6.08. Administration; Employee Communications. (a) Following the date of this Agreement, Seller and Purchaser shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Article VI, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages, and in obtaining any governmental approvals required hereunder.

(b) From the date of this Agreement to the Closing, Purchaser shall consult with Seller and obtain Seller’s consent (which consent shall not be unreasonably withheld or delayed) before distributing any communications to Business Employees, whether relating to employee benefits, Purchaser’s terms of employment or otherwise; provided, however, that Purchaser shall be permitted to provide communications to Business Employees as part of any employee communications plan jointly developed by Purchaser and Seller.

SECTION 6.09. Employment Tax Reporting Responsibility. Purchaser, and Seller hereby agree to follow the standard procedure for employment tax withholding as provided in Section 4 of Rev. Proc. 2004-53, I.R.B. 2004-34.

SECTION 6.10. No Third-Party Beneficiaries. Notwithstanding any other provision herein to the contrary and without limiting the generality of Section 12.02, no provision of this Article VI shall (a) be construed to establish, amend or modify any benefit or compensation plan, program, policy, agreement or arrangement, (b) limit the ability of Purchaser or any of its affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them or (c) create any third-party beneficiary rights or obligations in any person (including for the avoidance of doubt any Business Employee) other than the parties hereto or any right to employment or continued employment or to a particular term or condition of employment with Purchaser or any of its affiliates.

ARTICLE VII

Conditions to Closing

SECTION 7.01. Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each party to effect the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver) on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No Order issued by any Governmental Entity of competent jurisdiction or other Law enjoining, restraining or otherwise preventing the consummation of the Closing shall be in effect; provided, however, that each of the parties shall have used its reasonable best efforts (as required by Section 5.04) to prevent the occurrence or entry of, and to remove or appeal as promptly as possible, any such enjoinment, restraint or prohibition.

SECTION 7.02. Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing are further subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement (other than the representations and warranties contained in Sections 3.02, the first sentence of Section 3.03, and Section 3.18 (collectively, the “Seller Fundamental Representations”)), without giving effect to any materiality or Business Material Adverse Effect qualification set forth therein, shall be true and correct as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, except for breaches as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. The Seller Fundamental Representations, without giving effect to any materiality or Business Material Adverse Effect qualification set forth therein, shall be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b) Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Seller to the effect that this condition has been satisfied.

(c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by the applicable members of Seller Group and the third parties party thereto and shall remain in full force and effect, and Purchaser shall have received all Ancillary Agreements and all other items required to be delivered pursuant to Section 2.02(a).

(d) Material Adverse Effect. During the period from the date of this Agreement to the Closing, there shall not have occurred a Business Material Adverse Effect.

SECTION 7.03. Conditions to Obligation of Seller. The obligations of Seller to effect the Closing are further subject to the satisfaction (or, to the extent permitted by applicable Law, written waiver by Seller) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser in this Agreement (other than the representations and warranties contained in Sections 4.02 and 4.07 (collectively, the “Purchaser Fundamental Representations”)), without giving effect to any materiality or Purchaser Material Adverse Effect qualification set forth therein, shall be true and correct as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), in each case, except for breaches as to matters that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser Fundamental Representations, without giving effect to any materiality or Purchaser Material Adverse Effect qualification set forth therein, shall be true and correct in all material respects as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date).

(b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Purchaser to the effect that this condition has been satisfied.

(c) Ancillary Agreements. Each of the Ancillary Agreements shall have been executed and delivered by Purchaser, its applicable affiliates and the third parties party thereto and shall remain in full force and effect, and Seller shall have received all Ancillary Agreements and all other items required to be delivered pursuant to Section 2.02(b).

SECTION 7.04. Frustration of Closing Conditions. Neither of Purchaser or Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s or such party’s affiliates’ failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VIII

Termination; Effect of Termination

SECTION 8.01. Termination. (a) This Agreement may be terminated at any time prior to the Closing Date:

(i) by mutual written consent of Seller and Purchaser;

(ii) by Seller, if Purchaser shall have breached of any of its representations or warranties or failed to perform any of its covenants or obligations set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.03 to be satisfied and is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, Purchaser shall not have commenced good faith efforts to cure, or cause to be cured, the breach or failure to perform within thirty (30) days following receipt by Purchaser of written notice of such breach or failure to perform from Seller stating Seller’s intention to terminate this Agreement pursuant to this Section 8.01(a)(ii) and the basis for such termination;

(iii) by Purchaser, if Seller shall have breached of any of its representations or warranties or failed to perform any of their respective covenants or obligations set forth in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 to be satisfied and is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, Seller shall not have commenced good faith efforts to cure, or cause to be cured, the breach or failure to perform within thirty (30) days following receipt by Seller of written notice of such breach or failure to perform from Purchaser stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.01(a)(iii) and the basis for such termination;

(iv) by any of Seller or Purchaser, if:

(A) the Closing has not occurred on or prior to April 30, 2026 (such date, the “Outside Date”); or

(B) any Governmental Entity of competent jurisdiction has issued an Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Acquisition and such Order shall have become final and nonappealable;

provided, however, that the party seeking termination pursuant to the immediately preceding clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties or covenants contained in this Agreement.

(b) In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be abandoned, without further action by any party. If the transactions contemplated by this Agreement are abandoned as provided herein:

(i) Purchaser shall, and shall cause each of its directors, officers, employees, affiliates, agents, representatives and advisors to, return to Seller all documents and other material received from any member of Seller Group or their respective representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii) all confidential information received by Purchaser, its respective directors, officers, employees, affiliates, agents, representatives or advisors with respect to the businesses of Seller Group (including with respect to the Business) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02. Effect of Termination. If this Agreement is terminated by either Seller or Purchaser and the transactions contemplated hereby are abandoned as provided in Section 8.01, this Agreement shall become void and of no further force and effect, without any liability or obligation on the part of any party, other than (i) Section 5.03 (relating to confidentiality), Sections 3.18 and 4.07 (relating to finder’s fees and broker’s fees), this Article VIII (relating to termination), Section 11.01 (relating to publicity) and Article XII (relating to miscellaneous matters), and (ii) to the extent that such termination results from (A) willful misconduct or knowing and intentional breach by a party of any covenant or agreement set forth in this Agreement (it being agreed that any failure by Purchaser to consummate the Closing when obligated to do so pursuant to the terms of this Agreement shall be deemed to be a knowing and intentional breach of this Agreement) or (B) Fraud. Nothing in this Section 8.02 shall be deemed to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE IX

Indemnification

SECTION 9.01. Non-Survival of Representations and Warranties. The parties hereto, intending to modify any applicable statute of limitations, agree that except with respect to Fraud, (a) the representations and warranties and (b) the covenants or agreements which require performance prior to Closing (the “Pre-Closing Covenants”), in each case, contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto or thereto shall terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or affiliate of any of the parties, with respect to any breach thereof, in each case, except as expressly set forth in this Article IX. In furtherance, not limitation, of the foregoing, the parties hereby agree that except with respect to Fraud, (i) the representations and warranties herein are intended solely to facilitate disclosure and to give effect to the conditions to Closing set forth in Article VII, (ii) the Pre-Closing Covenants are intended solely to give effect to the conditions to Closing set forth in Article VII, and (iii) from and after the Closing, no party will have any entitlement, remedy or recourse, whether in contract, tort or otherwise, against any other party with respect to any breach of representations and warranties or the Pre-Closing Covenants contained in this Agreement or any certificate delivered pursuant to this Agreement (it being agreed that all such remedies, entitlements and recourse are expressly waived and released to the fullest extent permitted by applicable Law). Nothing herein shall affect the rights of the parties to specific performance or injunctive relief (or other equitable remedies) or to recover any damages with respect to the breach of any covenants or agreements to the extent such covenant or agreement by its terms contemplates performance (or prohibits actions) on or after Closing. Notwithstanding the foregoing or anything expressed or implied herein to the contrary, nothing in this Agreement shall relieve any person from liability arising out of Fraud (or waive, limit, impair or otherwise affect any rights, remedies, entitlements or recourse of the parties with respect to, or in the case of, Fraud), or otherwise effect the rights, liabilities and obligations of the parties as expressly set forth in this Article IX. All covenants and agreements contained in this Agreement that by their terms contemplate performance (or prohibit actions) on or following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing in accordance with their terms, and nothing in this Agreement shall affect the rights, liabilities or obligations of the parties with respect thereto.

SECTION 9.02. R&W Insurance; Exclusive Remedy. The parties acknowledge and agree that Purchaser may obtain R&W Insurance in connection with the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements. The cost of such R&W Insurance and any fees, costs or deductibles associated therewith shall be borne solely by Purchaser. If obtained, Purchaser’s R&W Insurance shall contain a customary comprehensive waiver of any and all rights of subrogation and contribution the insurer might have against the Business, any member of Seller Group or any of their respective affiliates, other than in the case of Fraud. Seller shall be given at least five (5) business days to review such waiver and comment thereon (with such comments considered in good faith by Purchaser and such insurer) prior to binding any such R&W Insurance. Purchaser shall make a true and complete copy of the R&W Insurance, if any, available to Seller promptly following its effectiveness. Purchaser acknowledges and agrees that, from and after the Closing, the rights provided under the R&W Insurance, if any, shall be the sole and exclusive remedy of Purchaser with respect to any and all claims for a breach of the representations and warranties contained in this Agreement or any certificate delivered pursuant to this Agreement, except in the case of Fraud and except as expressly set forth in this Article IX.

SECTION 9.03. Indemnification of Purchaser. Subject to the other provisions of this Article IX, from and after the Closing, Seller shall indemnify and defend Purchaser and its affiliates and each of their respective officers, directors, partners, managers, employees, agents, successors, assigns and other Representatives (the “Purchaser Indemnitees”) and hold each of them harmless against and reimburse each of them for, any and all Losses incurred, arising out of or in connection with, or paid by any of them as a result of, any of the Retained Liabilities.

SECTION 9.04. Indemnification of Seller. Subject to the other provisions of this Article IX, from and after the Closing, Purchaser shall indemnify and defend Seller, any member of the Seller Group and each of its officers, directors, partners, managers, employees, agents, successors, assigns and other Representatives (the “Seller Indemnitees”) and hold each of them harmless against and reimburse each of them for, any and all Losses incurred, arising out of or in connection with, or paid by any of them as a result of, the Assumed Liabilities.

SECTION 9.05. Other Limitations and Guidelines.

(a) The amount of any Loss for which indemnification is provided under this Article IX shall be net of (i) Losses that have already been taken into account in the calculation of the Final Purchase Price as finally determined in accordance with Section 2.03, or have previously been paid with respect to a claim for indemnification pursuant to this Article IX (it being understood and agreed by the parties that the intent of this Section 9.05 is to agree to avoid duplicative recovery for the same Losses); (ii) any amounts actually recovered by the Indemnified Party in respect of such Loss (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any unaffiliated third party (other than this Agreement); and (iii) any insurance proceeds (including, for the avoidance of doubt, from any R&W Insurance) (net of any costs of investigation of the underlying claim and of collection, and net of any deductibles, retentions, retroactive premium or other premium increase) actually received by or on behalf of such Indemnified Party in respect of such Loss (each source of recovery referred to in clause (ii) and this clause (iii), a “Collateral Source”). If, with respect to a particular Loss, the Indemnified Party actually recovers from a Collateral Source after payment by the Indemnifying Party of such Loss to the Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay to the Indemnifying Party from such amount recovered from the Collateral Source, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such receipt from the Collateral Source occurred at or prior to the time of such payment (it being understood that such repayment shall be net of amounts described in clauses (ii) and (iii) above, and shall in no event exceed the amount received by the Indemnified Party from the Indemnifying Party).

(b) Each Indemnified Party shall take, and shall cause each affiliate of such Indemnified Party to take, commercially reasonable steps as required under applicable Law to mitigate any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(c) Losses that are indemnifiable or recoverable hereunder or in connection herewith shall be determined without duplication such that no Indemnified Party recovers more than once for the same Losses. In no event shall any Indemnified Party have any rights to indemnification under this Article IX to the extent that any Losses, or portion thereof, as applicable, for which indemnification is sought hereunder is taken into account in determining the Final Purchase Price, as finally determined in accordance with Section 2.03.

(d) Notwithstanding anything in this Agreement to the contrary, other than in the case of Fraud, in no event shall any Indemnified Party be entitled to recover, punitive, special, consequential, exemplary or indirect damages except to the extent either (i) actually awarded or payable to any third party in connection with a Third Party Claim, and/or (ii) with respect to consequential, special or indirect damages, only to the extent reasonably foreseeable.

(e) In no case shall Seller be required to indemnify any Purchaser Indemnitee pursuant to Section 9.03 for any Losses arising out of, relating to or in respect of any Environmental Law or any Hazardous Material to the extent such Losses (1) are not incurred to comply with Environmental Law or (2) result from any sampling or other invasive investigation after the Closing by any Purchaser Indemnitee that was not required by Environmental Law or was not performed in the ordinary course of operations for reasonable business purposes (excluding for the purpose of creating a claim for indemnification hereunder); provided, however, that the foregoing limitations in item (1) shall not apply to Losses arising out of Third Party Claims.

SECTION 9.06. Third Party Claims.

(a) If, after the Closing, a claim by a third party (a “Third Party Claim”) is made against any Purchaser Indemnitee or Seller Indemnitee (any such person, an “Indemnified Party”), and if such party intends to seek indemnity with respect thereto under this Article IX, such Indemnified Party shall promptly provide written notice to the party from which indemnification is sought under this Article IX (the “Indemnifying Party”) of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party shall include in such written notice to the Indemnifying Party a description of the facts giving rise to such Third Party Claim in reasonable detail, the basis for the indemnification claim, a description of any material evidence relating to such Third Party Claim, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such Third Party Claim, and an estimate of the Losses sustained by the Indemnified Party (in each case, to the extent known to and based upon the information then possessed by the Indemnified Party).

(b) The Indemnifying Party shall have the right to participate in or, by giving written notice to the Indemnified Party within thirty (30) days after receipt of notice of such Third Party Claim, to assume the conduct and control of the settlement or defense of such Third Party Claim and in such case, the Indemnified Party shall reasonably cooperate with it in connection therewith; provided, that the right of the Indemnifying Party to assume the control of such defense pursuant to the terms hereof is subject to the Indemnifying Party (i) acknowledging in writing the obligation to indemnify the Indemnified Party hereunder, and (ii) demonstrating to the Indemnified Party in writing that, after giving effect to the application of the limitations in this Article IX, the Indemnifying Party would be responsible for a greater portion of the Losses related to such Third Party Claim than the Indemnified Party and the Indemnifying Party has adequate creditworthiness to pay the reasonable amount thereof. Notwithstanding the foregoing, the

Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Third Party Claim) if (i) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual conflict of interest, (ii) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding or seeks an order, injunction or other equitable relief, relief for other than money damages or any other remedy that would restrict the business or operations of the Indemnified Party, (iii) in the event the Third Party Claim were to be decided adversely to the Indemnified Party, such decision could reasonably be expected to impair or adversely affect, in any material respect, the conduct of the business conducted by the Indemnified Party, or (iv) such Third Party Claim involves a material business relationship of the Business. For the avoidance of doubt, the right to defend any Third Party Claim hereunder shall expressly include the obligation to post all appeal bonds, sureties, guaranties or similar obligations in connection with such Third Party Claim or proceedings related thereto.

(c) Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless the Indemnifying Party shall have elected not to (or is not permitted to) assume the defense of such Third Party Claim in accordance with Section 9.06(b).

(d) The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article IX; (ii) includes as an unconditional term thereof the giving by the person or persons asserting such Third Party Claim to all Indemnified Parties of a release (with prejudice) from all liability with respect to such Third Party Claim, along with a full dismissal of such Third Party Claim with prejudice; (iii) does not impose any injunctive relief or non-monetary relief on any Indemnified Party, or impose any obligation or restriction on the Indemnified Party or otherwise adversely affect the business of the Indemnified Party; and (iv) does not attribute liability to the Indemnified Party or admit wrongdoing, fault or violation of law on the part of the Indemnified Party.

(e) The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

SECTION 9.07. Claims Procedures. Any Losses incurred by a Purchaser Indemnitee shall be satisfied in the following order: (i) in the first instance, the Purchaser Indemnitee shall use commercially reasonable efforts to recover such Losses from the R&W Insurance, if any, to the extent such Losses are reasonably recoverable under the R&W Insurance, and (ii) in the last instance, only to the extent such Losses have not been recovered under the R&W Insurance, if any, and the Purchaser Indemnitee is entitled to indemnification from Seller pursuant to Section 9.03, the Purchaser Indemnitee may recover directly from Seller in accordance with Section 9.03.

SECTION 9.08. Tax Treatment of Indemnification Claims. For U.S. federal income tax purposes and Canadian Tax purposes, except as otherwise required under applicable Law, payments made in respect of indemnification obligations under this Agreement shall be treated as an adjustment to the consideration for the Transferred Assets.

ARTICLE X

Tax Matters

SECTION 10.01. Allocation of Taxes in Straddle Period. For purposes of this Agreement, the portion of any Tax with respect to a Straddle Period that is allocable to the Pre-Closing Tax Period will be: (i) in the case of all real, personal, and intangible property Taxes and any other similar Taxes levied on a per diem basis, in each case imposed by reference to a period deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days of such Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year terminated at the end of the day prior to the Closing Date.

SECTION 10.02. Transfer Taxes. Notwithstanding anything herein to the contrary, all amounts payable under this Agreement are exclusive of Transfer Taxes. All Transfer Taxes shall be paid 50% by Seller and 50% by Purchaser. In addition, the party required by applicable Law shall, at its expense, prepare and timely file any Tax Returns relating to Transfer Taxes. Seller and Purchaser shall reasonably cooperate in timely making all filings, returns, reports and forms as necessary in connection with the payment of Transfer Taxes and to minimize or eliminate any Transfer Taxes, including, but not limited to, by Purchaser providing a purchase exemption certificate, its Transfer Tax registration number, or any other document or information as provided for under applicable Law.

SECTION 10.03. VAT. Notwithstanding anything herein to the contrary, all amounts payable under this Agreement are exclusive of VAT. Purchaser shall be solely liable and responsible for and will pay, if required by applicable Law, all VAT incurred in connection with this Agreement. If a member of the Seller Group is required by applicable Law to collect any VAT from Purchaser or its affiliates in connection with this Agreement, then Purchaser shall pay such VAT to the member of the Seller Group concurrent with the payment of the relevant amount payable pursuant to this Agreement and the member of the Seller Group shall report and remit such VAT to the applicable Governmental Entity. If requested by Purchaser in writing, Seller shall reasonably cooperate with Purchaser to minimize or eliminate, to the extent permissible under applicable Law, the amount of any VAT, provided, for the avoidance of doubt, that such cooperation is not expected to result in any incremental costs to Seller (except as shall be reimbursed by Purchaser), including any incremental Taxes imposed on Seller or for which Seller may be liable. Seller shall provide Purchaser with all the information required under subsection 169(4) of the Excise Tax Act (Canada) and section 3 of the Input Tax Credit Information (GST/HST) Regulations (and their corresponding provincial equivalents), necessary for Purchaser for claiming any input tax credit, refund, rebate or similar reimbursement with respect to any VAT payable by Purchaser.

SECTION 10.04. Refunds. Purchaser shall pay to Seller any refund or credit described in Section 1.02(b)(vii), within ten (10) business days after receipt thereof, in the case of a refund, or in the case of a credit, within ten (10) business days after Purchaser or any of its affiliates file the Tax Return utilizing such credit. Seller shall pay to Purchaser any refund or credit described in Section 1.02(a)(ix), within ten (10) business days after receipt thereof, in the case of a refund, or in the case of a credit, within ten (10) business days after Seller or any member of Seller Group file the Tax Return utilizing such credit. If any portion of any refund or credit paid pursuant to this Section 10.04 is subsequently disallowed by any Governmental Entity, then the amounts previously paid hereunder shall be promptly reimbursed along with any interest and penalties owed in respect of such disallowed Tax refund or credit (net of any Taxes and other reasonable out-of-pocket expenses related thereto). The Parties shall use commercially reasonable efforts to obtain all such Tax refunds or credits.

SECTION 10.05. Allocation of Purchase Price.

(a) The parties agree that the Final Purchase Price (plus the assumption of Assumed Liabilities and other items constituting consideration for U.S. federal income Tax purposes) (the “Tax Consideration”) shall be allocated among the Transferred Assets in a manner consistent with the principles of Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”).

(b) Within sixty (60) days after the determination of the Final Purchase Price, Purchaser shall deliver to Seller a draft schedule allocating the Tax Consideration pursuant to Section 10.05(a) (the “Proposed Purchase Price Allocation”). Attached to such schedule shall be reasonable supporting documentation, including any reasonably available documentation to substantiate valuations. Seller shall have the right to review and provide any comments to the Proposed Purchase Price Allocation during the thirty (30) day period after receipt thereof. Purchaser shall provide any additional supporting documentation that is in its possession that Seller reasonably requests during such thirty (30) day period. If Seller does not provide any comments in accordance with this Section 10.05(b), Seller shall be deemed to have agreed to the Proposed Purchase Price Allocation and the Proposed Purchase Price Allocation shall become final (such agreed schedule, an “Agreed Purchase Price Allocation”). If Seller provides any comments in accordance with this Section 10.05(b), Purchaser and Seller shall negotiate in good faith to resolve any differences within thirty (30) days after Seller’s provision of comments, and, upon resolution of all such differences in writing, the Proposed Purchase Price Allocation shall become final (such agreed schedule, an “Agreed Purchase Price Allocation”). If written agreement on all such differences cannot be reached within such thirty (30) day period, then each Party shall prepare its own Purchase Price Allocation in accordance with Section 10.05(a) and shall be entitled to prepare all financial statements and file all Tax Returns (including with respect to IRS Form 8954) in accordance with such separately prepared allocation.

(c) The Agreed Purchase Price Allocation, if any, shall be binding and conclusive upon the parties hereto. The Agreed Purchase Price Allocation shall apply for all Tax purposes, including IRS Form 8594, and no party shall take, or cause or permit its respective affiliates to take, any position inconsistent with the Agreed Purchase Price Allocation on any Tax Return or in any Tax audit, Tax litigation, or for other Tax purposes unless required by a final determination of a Governmental Entity. The Agreed Purchase Price Allocation shall be adjusted as necessary to account for amounts paid pursuant to Article IX as adjustments to the Final Purchase Price for Tax purposes.

(d) Upon determination of an Agreed Purchase Price Allocation, if any, Purchaser and Seller shall provide to each other a completed IRS Form 8594 and any other corresponding documentation for state, local or non-U.S. Taxes reasonably requested by the other party. Upon any adjustment to the Agreed Purchase Price Allocation, Purchaser and Seller shall provide to each other an updated and complete IRS Form 8594.

(e) Notwithstanding the foregoing, for purposes of calculating the amount of VAT payable by Purchaser or its affiliates at Closing, the parties shall allocate a portion of the Purchase Price to the Transferred Assets that are subject to VAT.

ARTICLE XI

Additional Agreements

SECTION 11.01. Publicity. No public release or announcement concerning the transactions contemplated hereby or by any Ancillary Agreement shall be issued by any party or its affiliates and Representatives without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that (a) notwithstanding such right of the non-disclosing party to comment thereon, any such release or announcement that is required by applicable Law may contain any information that counsel to the disclosing party, in its sole discretion, advises is required to be included therein and (b) Seller may make internal announcements to their respective employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby or by any Ancillary Agreement. The parties agree that the initial press release to be issued with respect to the Acquisition shall be in the form, of substance and with timing agreed upon by the parties.

SECTION 11.02. Intellectual Property Matters.

(a) Purchaser shall, and shall cause its affiliates and the Business, promptly, and in any event (a) within ninety (90) days after the Closing, to discontinue use of the Names; provided, however, that until the earlier of (a) twelve (12) months after the Closing or (b) the date on which all Transferred Inventory has been sold or depleted (the “Applicable Transition Period”), Purchaser may continue to distribute products with labeling that uses any of the Names to the extent that such product labeling exists as of the Closing. “Names” means “Hain,” “Hain Celestial,” “Hain Celestial Group,” “The Hain Celestial Group, Inc.,” the names of each other member of Seller Group, and any variations and derivatives thereof.

(b) Effective upon the Closing, Seller, on behalf of itself and the Asset Selling Subsidiaries, hereby grants to Purchaser a non-exclusive, fully paid, perpetual, irrevocable, worldwide, royalty-free license to use the Seller Retained Licensed Intellectual Property solely in or in connection with the operation of the Business (including producing, selling, marketing, using, importing and otherwise providing any products or services of the Business), and in a manner materially consistent with the use of such Seller Retained Licensed Intellectual Property by Seller Group immediately prior to the Closing and reasonable extensions thereof. “Seller Retained Licensed Intellectual Property” means any Intellectual Property (other than the Names and the Transferred Intellectual Property) owned by Seller or any Asset Selling Subsidiary as of the Closing that is used or held for use in or in connection with the Business on or before the Closing Date.

(c) The license granted under Section 11.02(b) may not be assigned, sublicensed or transferred by Purchaser without the prior written consent of Seller; provided, however, that Purchaser may, without Seller’s consent, (i) assign or transfer such license to an affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of any material part of any business of Purchaser that uses the Seller Retained Licensed Intellectual Property and (ii) grant sublicenses to the Seller Retained Licensed Intellectual Property to manufacturers, suppliers, packers, distributors and other agents, but solely in connection with the support of or operation of the Business.

(d) (i) All rights and licenses granted under this Section 11.02 are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses to rights to “intellectual property” as defined under the Bankruptcy Code, (ii) all Intellectual Property licensed under this Section 11.02 and all embodiments thereof are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, “embodiment(s)” of “intellectual property”, and (iii) the rights, elections and obligations of the applicable licensee provided under Section 365(n) (or any other provision) of the Bankruptcy Code apply to all licenses granted under this Section 11.02. Each party acknowledges that if it, as a debtor in possession or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, then the other party may elect to retain its rights under this Section 11.02 as provided in Section 365(n) of the Bankruptcy Code. The parties further agree that, in the event of the commencement of any bankruptcy proceeding by or against a party under the Bankruptcy Code, the other party shall be entitled to retain all such rights under this Section 11.02. Each party agrees and acknowledges that enforcement by the other party of any rights under Section 365(n) of the Bankruptcy Code in connection with this Section 11.02 shall not violate the automatic stay of Section 362 of the Bankruptcy Code and waives any right to object on such basis. Upon rejection of this Agreement by a rejecting party or its bankruptcy trustee in a bankruptcy case under the Bankruptcy Code, and written request of the other party to such rejecting party or its bankruptcy trustee pursuant to Section 365(n) of the Bankruptcy Code the rejecting party or such bankruptcy trustee shall (x) provide the other party a complete duplicate of or complete access to (as the other party deems appropriate) the Intellectual Property, embodiments thereof and materials that are the subject of the rights and licenses granted pursuant to this Section 11.02, or any agreement supplementary to this Section 11.02, held by the rejecting party or such bankruptcy trustee, and (y) not interfere with the rights of the other party provided in this Section 11.02 and any other agreement supplementary to this Section 11.02 to the Intellectual Property and materials that are the subject of the rights and licenses provided under such agreements, including any right to obtain the Intellectual Property and materials that are the subject of such rights and licenses from any relevant party.

(e) Purchaser, on behalf of itself and its affiliates, acknowledges and agrees that any assignment or transfer of, or license under the Seller Retained Licensed Intellectual Property (whether by Contract or operation of applicable Law) shall be subject to the rights and obligations set forth in this Section 11.02.

SECTION 11.03. Support Services. Purchaser acknowledges that as of the Closing, no member of Seller Group shall have any obligation to provide any support or other services to Purchaser relating to the Business other than those services expressly required to be provided pursuant to the Transition Services Agreement, which agreement shall be entered into by Seller and Purchaser as of the Closing.

SECTION 11.04. Books and Records; Post-Closing Information. (a) Purchaser shall retain the Books and Records of the Business existing as of the Closing and acquired by Purchaser for no less than seven (7) years after the Closing, and shall make all such Books and Records available after the Closing Date for inspection and copying by any member of Seller Group, during regular business hours and upon reasonable request. At and after the expiration of such period, if Seller has previously requested that such Books and Records be preserved, Purchaser shall either preserve such Books and Records for such reasonable period as may be requested by Seller or transfer such Books and Records to Seller or its designee at Seller’s expense. Purchaser recognizes that certain Books and Records may contain information relating to subsidiaries, divisions or businesses of Seller Group other than the Business and that Seller Group may redact and retain copies thereof.

(b) Seller shall retain the Books and Records of the Business existing as of the Closing and retained by Seller for no less than seven (7) years after the Closing, except for Tax Returns and supporting documentation which shall be retained until sixty (60) days after the expiration of the last to expire of all applicable statutes of limitations for the taxable period or periods to which such Tax Returns and supporting documentation relate, and shall make all such Books and Records available after the Closing Date for inspection and copying by Purchaser, during regular business hours and upon reasonable request. At and after the expiration of such period, if Purchaser has previously requested that such Books and Records be preserved, Seller shall either preserve such Books and Records for such reasonable period as may be requested by Purchaser or transfer (at Purchaser’s expense) such Books and Records to Purchaser or its designee.

(c) Following the Closing and for two (2) years after Closing, upon reasonable written notice to Purchaser, Purchaser shall afford to each member of Seller Group and their respective affiliates, employees, counsel, auditors and Representatives reasonable access to the personnel and properties relating to the Business to the extent reasonably necessary or appropriate for Seller or any member of Seller Group, including in respect of litigation, insurance matters, financial reporting and accounting of Seller Group.

(d) Following the Closing and for two (2) years after Closing, upon reasonable written notice to Seller, Seller shall afford or cause to be afforded to Purchaser and its affiliates, employees, counsel, auditors and Representatives reasonable access to the personnel and properties, of Seller relating to the Business to the extent reasonably necessary or appropriate for Purchaser or any of its affiliates, including in respect of litigation, insurance matters, financial reporting and accounting of Purchaser.

SECTION 11.05. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller Group with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the Acquisition.

SECTION 11.06. Refunds and Remittances. After the Closing, if any member of Seller Group receives any refund or other amount which is a Transferred Asset or is otherwise properly due and owing to the Business, Purchaser or any of its affiliates in accordance with the terms of this Agreement, Seller shall cause the applicable member of Seller Group to promptly remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04. After the Closing, if Purchaser or any of its affiliates receives any refund or other amount which is an Excluded Asset or is otherwise properly due and owing to any member of Seller Group in accordance with the terms of this Agreement, Purchaser shall promptly remit, or cause to be remitted, such amount to the Seller at the address set forth in Section 12.04. After the Closing, if the Business, Purchaser or any of its affiliates receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which a member of Seller Group is responsible hereunder, and which amount is not a Transferred Asset, or is otherwise properly due and owing to a member of Seller Group in accordance with the terms of this Agreement, Purchaser shall promptly remit, or cause to be remitted, such amount to the applicable Seller at the address set forth in Section 12.04. Subject to the terms of Section 9.05, after the Closing, if any member of Seller Group receives any refund or other amount which is related to claims (including workers’ compensation), litigation, insurance or other matters for which the Business, Purchaser or any of its affiliates is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Purchaser or any of its affiliates in accordance with the terms of this Agreement, the applicable Seller shall cause the applicable member of Seller Group to promptly shall remit, or cause to be remitted, such amount to Purchaser at the address set forth in Section 12.04.

SECTION 11.07. Cooperation. (a) In the event that, at any time following the Closing, any of the assets in which any member of Seller Group had a right, title or interest in, to or under immediately prior to the Closing that constitute Transferred Assets or any other asset that was used or held for use exclusively in the Business (other than any Excluded Asset enumerated in clauses (i) through (xv) of Section 1.02(b)) were not, upon the consummation of the Closing, transferred to Purchaser, then Seller shall, or shall cause the applicable member of Seller Group to, transfer such right, title or interest as promptly as reasonably practicable to Purchaser for no additional consideration, including by executing and delivering agreements, documents and instruments, making filings and taking all such further actions as are reasonably necessary under applicable Law in the applicable jurisdiction, including the jurisdiction in which the assets are located, applied for or registered to convey such right, title or interest in accordance with applicable Law. Until such time as any such right, title or interest is transferred to Purchaser, Seller shall not and shall cause the applicable member of Seller Group not to, sell, assign, lease, pledge, encumber, license, let lapse, abandon or cancel, or extend or exercise any option to sell, assign, lease or license, any such assets. All costs and expenses arising out of compliance with this Section 11.07(a) (including the costs and expenses associated with filings and recordations) shall be borne by Seller.

(b) In the event that, at any time following the Closing, any of the assets in which any member of Seller Group had a right, title or interest in, to or under immediately prior to the Closing that constitute Excluded Assets were, upon the consummation of the Closing, transferred to Purchaser in error, then Purchaser shall, or shall cause its applicable affiliate to, transfer such right, title or interest as promptly as reasonably practicable to the applicable member of Seller Group for no additional consideration, including by executing and delivering agreements, documents and instruments, making filings and taking all such further actions as are reasonably necessary under applicable Law in the applicable jurisdiction, including the jurisdiction in which the assets are located, applied for or registered to convey such right, title or interest in accordance with applicable Law. Until such time as any such right, title or interest is transferred to the applicable member of Seller Group, Purchaser shall use its reasonable best efforts not to, and to cause its affiliates not to, sell, assign, lease, pledge, encumber, license, let lapse, abandon or cancel, or extend or exercise any option to sell, assign, lease or license, any such assets. All costs and expenses arising out of compliance with this Section 11.07(b) (including the costs and expenses associated with filings and recordations) shall be borne by Seller.

(c) The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Transferred Assets to Purchaser on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

ARTICLE XII

Miscellaneous

SECTION 12.01. Assignment. Neither this Agreement nor any of the rights and obligations of the parties hereunder may be assigned or transferred, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void; provided, however, this Agreement and rights and obligations hereunder may (without the consent of Seller) be assigned or transferred (in whole or in part) to one or more affiliates of Purchaser (including any affiliates designated by Purchaser to purchase and/or accept any of the Transferred Assets or assume any of the Assumed Liabilities), but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the first sentence of this Section 12.01, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 12.02. Third-Party Beneficiaries. Except for Sections 9.03, 9.04, 12.14, 12.15, 12.17 and this Section 12.02, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies, it being understood that (i) the persons released pursuant to Sections 12.14 and 12.15 shall have the right to enforce their respective rights under Sections 12.14 and 12.15 and (ii) Existing Counsel is a third-party beneficiary of Section 12.17 and shall have the right to enforce its rights thereunder.

SECTION 12.03. Fees and Expenses; Invoices. (a) Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly set forth in this Agreement, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party. Any cost or expense required to be paid by Seller to Purchaser or any of its affiliates pursuant to the terms of this Agreement shall be paid to Purchaser or its applicable affiliate by Seller. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be solely responsible for all costs, fees and expenses associated with or payable in connection with (i) the submission of any filing with or notification to, or registration or qualification with, a Governmental Entity and (ii) obtaining and pursuing coverage under any R&W Insurance.

SECTION 12.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) three (3) business days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, (c) when sent, if sent by e-mail; and (d) one (1) business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

(i) if to Seller,

The Hain Celestial Group, Inc.

221 River Street, 12th Floor

Hoboken, NJ 07030

Telephone: (516) 587-5000

Attention: Chief Legal Officer

Email: legalnotices@hain.com

with a copy to:

Cravath, Swaine & Moore LLP

Two Manhattan West

375 Ninth Avenue, New York, NY 10001

Attention: G.J. Ligelis Jr.

E-mail: gligelisjr@cravath.com

(ii) if to Purchaser,

Snackruptors Inc.

1295 Ormont Drive

Toronto, Ontario, M9L 2W6

Attn: General Counsel

Email: [Redacted]

with a copy to:

Stikeman Elliott LLP

199 Bay Street

Suite 5300, Commerce Court West

Toronto Ontario M5L 1B9

Canada

Attention: Joel Binder

E-mail: jbinder@stikeman.com

And

Greenberg Traurig, LLP

360 N. Green St., Suite 1300

Chicago, IL 60607

Attention: Chad Striker

E-mail: strikerc@gtlaw.com

or to such other address(es) as shall be furnished in writing by any such party to the other party hereto in accordance with the provisions of this Section 12.04.

SECTION 12.05. Headings; Certain Definitions; Interpretation. (a) The descriptive headings of the several Articles and Sections of this Agreement, the Exhibits and Table of Contents to this Agreement and the Seller Disclosure Letter are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections” or “Exhibits” shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated. All Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter set forth in any section of the Seller Disclosure Letter shall be deemed to apply to each Section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections of this Agreement. Any capitalized terms used in any Annex, Exhibit or Schedule, but not otherwise defined therein, shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to “immediately available funds”, “dollars”, “U.S. dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic” or “foreign” shall be construed on the basis that the United States is the relevant domestic country. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless otherwise expressly provided herein, all references herein to days (excluding business days) or months shall be deemed to be references to calendar days or months. All references herein to anniversaries, business days, days, months, years, dates or other time periods shall be determined based on Eastern Standard Time. If any time period for giving notice or taking action hereunder expires on a day which is not a business day, the time period shall automatically be extended to the business day immediately following such non-business day. Unless the context requires otherwise, (i) any definition of or reference or citation to any Law, this Agreement or any Ancillary Agreement herein shall be construed as referring or citing to such Law, this Agreement or any Ancillary Agreement as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (ii) any reference herein to any person shall be construed to include such person’s successors and assigns, (iii) the words “herein”, “hereto”, “hereby”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) all accounting terms not specifically defined herein shall be construed in accordance with the Accounting Principles, (vii) this Agreement shall be deemed to have been drafted by Purchaser, on the one hand, and Seller, on the other hand, and this Agreement shall not be construed against any party as the principal draftsperson hereof, (viii) the word “or” is not exclusive, (ix) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean

“if”, (x) the phrase “date hereof” or “date of this Agreement” shall be deemed to refer to January 30, 2026; (xi) the phrases “provided”, “delivered”, or “made available” or words of similar import, when used in this Agreement, shall be deemed to refer to any documents or materials that were actually provided or delivered by any member of Seller Group or any of their respective Representatives to Purchaser or any of its affiliates or Representatives, including, without limitation, the information that has been posted in the “data room” (virtual) hosted by Intralinks and established by Seller or its Representatives and to which Purchaser or its respective Representatives have had access, in each case, as of 5:00 p.m. on the day prior to the date of this Agreement; and (xii) references to “writing”, “written” and variations thereof include any manner of representing or manifesting words in a legible form (including on an electronic or visual display screen) or other non-transitory form.

(b) For all purposes hereof:

“Accounting Principles” means (i) the accounting principles, methodologies, procedures and policies set forth on Exhibit B of this Agreement, (ii) the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, as were used in preparing the Financial Statements, and (iii) if not otherwise addressed in (i) and (ii), GAAP. For the avoidance of doubt, clause (i) shall take precedence over clauses (ii) and (iii), and clause (ii) shall take precedence over clause (iii).

“Acquisition” has the meaning set forth in Section 1.01.

“Acquisition Engagement” has the meaning set forth in Section 12.17(a).

“Active Employee” has the meaning set forth in Section 6.01(a).

“Adjusted Purchase Price” has the meaning set forth in Section 2.03(c).

“affiliate” of any party means any person or entity controlling, controlled by or under common control with such party.

“Agreed Purchase Price Allocation” has the meaning set forth in Section 10.05(b).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the agreements and other instruments to be executed and delivered in connection with this Agreement and the Acquisition, including the Intellectual Property Assignment Agreement, the Lease Assignment and Assumption Agreement and the Transition Services Agreement.

“Applicable Transition Period” has the meaning set forth in Section 11.02(a).

“Asset Selling Subsidiaries” means each of the subsidiaries of Seller that own any right, title or interest in any Transferred Assets or that have obligations or liabilities in respect of any Assumed Liabilities, including each of Hain Gourmet, Inc., a Delaware corporation, Dana Alexander, Inc., a New York corporation, AMI HLDGS, Inc., a Delaware corporation and Hain-Celestial Canada, ULC, a Nova Scotia unlimited liability company.

“Assumed Liabilities” has the meaning set forth in Section 1.04(a).

“Bankruptcy Exceptions” has the meaning set forth in Section 3.02.

“Books and Records” means all books of account, general, financial and accounting records, Contracts, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature (including marketing advertising, promotional, sales and training materials), manuals, Tax Returns and supporting documentation, customer and supplier correspondence owned by Seller or any other member of Seller Group that are used, or held for use, exclusively in the operation or conduct of the Business, whether in the possession of Seller or any other member of Seller Group, except to the extent relating to the Excluded Assets or the Retained Liabilities and except to the extent not reasonably separable from documents that do not relate exclusively to the Business.

“Business” means the business of manufacturing, packaging, marketing, distributing and selling (a) products under the (1) Garden Veggie Snacks / Sensible Portions, (2) Terra and (3) Garden of Eatin’ brands, and (b) the Private Label Products to the extent and in the manner such business is conducted by the Seller Group (in each case of clauses (a) and (b) above, whether directly or indirectly through co-manufacturers, distributors, third party logistics providers or otherwise).

“Business Customer” has the meaning set forth in Section 3.08(b).

“Business Data” has the meaning set forth in Section 3.07(d).

“business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in New York City.

“Business Employees” means the full- or part-time employees of any member of Seller Group or their respective affiliates who are employed in respect of the Business and set forth in Section 12.05(b)(i) of the Seller Disclosure Letter, which may be updated by Seller from time to time in the ordinary course consistent with this Agreement, with a final update to be not later than 15 days prior to the Employee Leasing End Date. For the avoidance of doubt, no Business Employee is an individual non-employee service provider.

“Business Employee Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) and each other plan, Contract, practice, arrangement or policy relating to equity or equity-based compensation, deferred compensation, incentive compensation, paid time off, severance, fringe benefits or other compensation or benefits, in each case, sponsored, maintained or contributed to or required to be sponsored, maintained or contributed to by any member of the Seller Group or any of their respective ERISA Affiliates for the benefit of any current or former officer, employee, contractor, consultant or other individual service provider of the Business or any eligible dependent or beneficiary of any of the foregoing.

“Business Employee Census” has the meaning set forth in Section 3.12(b).

“Business IT Systems” has the meaning set forth in Section 3.07(d).

“Business Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development (an “effect”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Business (including, for the avoidance of doubt, the financial condition or results of operations of the Business), taken as a whole; provided, however, that a Business Material Adverse Effect will not include or be deemed to result from any effect, either alone or in combination with any other effect, directly or indirectly, arising out of, relating to or attributable to (and none of the following shall be taken into account in determining whether there has been or will be a Business Material Adverse Effect): any effect (A) generally affecting (1) the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States or any other country or region in the world, in each case, including changes in interest or exchange rates, monetary policy or inflation (including with respect to commodity prices and currency) or (2) industries relating to the Business in general and not specifically relating to the Business, or (B) to the extent arising out of, resulting from or attributable to (1) the announcement (made in accordance with the terms of this Agreement) by any member of Seller Group of its intention to sell the Business, (2) the negotiation, execution or announcement (made in accordance with the terms of this Agreement)of this Agreement or the Ancillary Agreements, or the pendency or consummation of the Acquisition, including any Action resulting therefrom, any reduction in revenues resulting therefrom, any impact on relationships with Governmental Entities, vendors, customers, payors, employees, financing sources, partners or similar relationships resulting therefrom, (3) any change or prospective change in the credit rating of Seller Group, (4) any change resulting or arising from the identity of, or any facts or circumstances relating to, Purchaser or any of its affiliates, (5) the compliance with the terms of (or performance of any obligation under) this Agreement or any Ancillary Agreement that is in effect or the taking of any action (or the omission of any action) required or contemplated by this Agreement or any Ancillary Agreement that is in effect, (6) any action taken by Purchaser or any of its affiliates or Representatives or any action taken at the written request of Purchaser or to which Purchaser has consented in writing under this Agreement or, if Purchaser’s consent is required pursuant to this Agreement to take any action and Purchaser refuses to provide such consent upon request, any failure to take such action, (7) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, riots, sabotage, cyberattacks or terrorism or other international or national calamity or any worsening or escalation of such conditions, (8) any hurricane, tropical storm, tropical depression, earthquake, flood or other natural disaster, acts of God, weather-related events, force majeure events or other comparable events, (9) any adoption, proposal or implementation of, or change or prospective changes in, any applicable Law or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (10) changes or prospective changes in GAAP or in accounting standards or any interpretation thereof or any change or prospective change in the interpretation or enforcement of any of the foregoing, (11) any failure by the Business to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to Purchaser or any of its Representatives; provided that this clause (B)(11) shall not prevent a determination that any effect underlying such failure to meet estimates or other indicia of performance has resulted in a Business Material Adverse Effect (to the extent such effect is not otherwise excluded from this definition of Business Material Adverse Effect), (12) any actual or potential, complete or partial, sequester, stoppage, shutdown, quarantine, default or similar event or occurrence by or involving any Governmental Entity affecting a national, federal, state or local government, or (13) any epidemic, pandemic, disease, outbreak, health emergency or crisis or other public health conditions (or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any worsening thereof); provided that, with respect to clause (A) or clauses (B)(7), (8), (9), (10), (12) and (13), only to the extent that such effect does not have a material and disproportionate adverse effect on the Business, taken as a whole, compared to other similarly situated participants in the industries in which the Business operates (in which case, the incremental material and disproportionate adverse effect may be taken into account in determining whether there has been or will be a Business Material Adverse Effect).

“Business Supplier” has the meaning set forth in Section 3.08(c).

“Claims” has the meaning set forth in Section 1.02(b)(iv).

“Claims Made Policies” has the meaning set forth in Section 5.10.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Inventory” has the meaning set forth in Section 2.03(a).

“Closing Inventory Statement” has the meaning set forth in Section 2.03(a).

“COBRA” has the meaning set forth in Section 6.05(c).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(e).

“Competing Activities” has the meaning set forth in Section 5.07(a).

“Consent” has the meaning set forth in Section 1.03(a).

“Contracting Parties” has the meaning set forth in Section 12.14.

“Contracts” has the meaning set forth in Section 1.02(a)(v).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Co-Manufacturer” has the meaning set forth in Section 3.08(d).

“DC Employees” has the meaning set forth in Section 6.04(a).

“Domain Names” means internet domain names, uniform resource locators, user names and social media identifiers, handles and tags.

“Effective Time” has the meaning set forth in Section 2.01.

“Employee Leasing End Date” means the final day of the Employee Leasing Term (as defined in the Transition Services Agreement).

“Environmental Laws” has the meaning set forth in Section 3.14(c).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Equipment” has the meaning set forth in Section 1.02(a)(ii).

“Excluded Assets” has the meaning set forth in Section 1.02(b).

“Existing Counsel” has the meaning set forth in Section 12.17(a).

“FDA” has the meaning set forth in Section 3.15(a).

“Final Purchase Price” has the meaning set forth in Section 2.03(c).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Fraud” means, with respect to Seller or Purchaser, as applicable, actual and intentional common law fraud in the making by Seller or Purchaser, as applicable, of the representations and warranties set forth in Article III or Article IV of this Agreement, the Seller Bring-Down Certificate and/or the Purchaser Bring-Down Certificate, as applicable. For the avoidance of doubt, the term “Fraud” does not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“FTC” has the meaning set forth in Section 3.15(a).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” has the meaning set forth in Section 3.03.

“Hazardous Materials” means petroleum or petroleum products, radioactive materials or wastes, polychlorinated biphenyls and any other substances or wastes that is listed, classified, defined or regulated under any Environmental Law as toxic, hazardous, flammable or a pollutant or contaminant.

“Inactive Employee” has the meaning set forth in Section 6.01(a).

“Independent Expert” has the meaning set forth in Section 2.03(b)(ii).

“Insurable Loss Event” has the meaning set forth in Section 5.10.

“Insurance Policies” has the meaning set forth in Section 5.10.

“Intellectual Property” means all intellectual property and intellectual property rights in any jurisdiction throughout the world, including the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, patents and patent applications, together with all reissuances, combinations, divisionals, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto, utility model registrations, industrial designs and including all foreign equivalents, (b) Trademarks, (c) rights associated with works of authorship, registered or unregistered copyrights (including copyrights in software), moral rights, design or database rights (including in all website content and software) and applications and registrations and renewals therefor (collectively, “Copyrights”), (d) rights under applicable trade secret laws in any confidential or proprietary information and know-how, including inventions, discoveries, improvements, concepts, ideas, methods, recipes, formulas, compositions, manufacturing and production processes and techniques, processes, procedures, programs, codes, designs, prototypes, patterns, plans, compilations, program devices, formulas, product formulations, schematics, drawings, technical data, specifications, research and development information, technology, databases, data collections, customer and supplier lists, pricing and cost information, business and marketing plans and other technical information (collectively, “Trade Secrets”), (e) Domain Names and (f) all rights, including common law rights, relating to any of the foregoing, including all income, royalties, damages, and payments relating to any of the foregoing, including causes of action, judgments, settlements, claims and demands related thereto, and rights to recover damages for any past, present or future infringements, dilutions, misappropriations, and other violations thereof.

“Inventory” has the meaning set forth in Section 1.02(a)(i).

“IT Systems” means information technology systems and computer systems (including computers, servers, workstations, routers, hubs, switches, data communications lines, firmware, hardware and peripherals), other information technology equipment and telecommunications systems, networks, hardware and other similar infrastructure or systems.

“Judgment” has the meaning set forth in Section 3.03.

“Knowledge of Seller” means the actual knowledge of any of the persons set forth in Section 12.05(b)(iii) of the Seller Disclosure Letter under the caption “Knowledge of Seller” in their capacity as officers of Seller Group and not in their personal capacity or any other capacity, after making reasonable inquiry.

“Law” has the meaning set forth in Section 3.03.

“Lease Assignment and Assumption Agreement” has the meaning set forth in Section 2.02(a)(iii).

“Leased Property” means the premises having the address of 3775 Hempland Road, Mountville, Pennsylvania 17554.

“Liabilities” means liabilities, debts, guarantees, claims, demands, expenses, commitments or obligations of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due, including all costs and expenses related thereto.

“Liens” has the meaning set forth in Section 3.05.

“Losses” means all claims, losses, Liabilities, damages, deficiencies, Taxes, assessments, fines, judgments, costs and expenses (including all reasonable out-of-pocket attorneys’ fees and costs and expenses of investigating and pursuing a claim and enforcing this Agreement).

“Material Contract” has the meaning set forth in Section 3.08(f).

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

“Names” has the meaning set forth in Section 11.02(a).

“Nonparty Affiliates” has the meaning set forth in Section 12.14.

“Notice of Objection” has the meaning set forth in Section 2.03(b)(i).

“Occurrence Based Policies” has the meaning set forth in Section 5.10.

“Offer Employee” has the meaning set forth in Section 6.01(a).

“Order” means any rule, regulation, Judgment, writ, injunction or award of a Governmental Entity acting in an adjudicative, rulemaking or regulatory capacity, or of an arbitrator with applicable jurisdiction over the subject matter (in each case, without regard to whether (i) any time period for appealing, or requesting a rehearing or reconsideration with respect to, such Order has expired or (ii) an appeal or request for rehearing or reconsideration has been filed with respect to such Order).

“Other Approvals” has the meaning set forth in Section 5.04(a)(i).

“Outside Date” has the meaning set forth in Section 8.01(a)(iv)(A).

“Permits” has the meaning set forth in Section 1.02(a)(iv).

“Permitted Liens” means (i) such Liens as are set forth in Section 12.05(b)(iv) of the Seller Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts not yet due and payable, (iii) Liens of lessors in equipment under equipment leases with third party lessors entered into in the ordinary course of business, except for conditional sales contracts, capital or finance leases or leases that are required to be capitalized under GAAP, (iv) Liens for Taxes, assessments or other charges by a Governmental Entity not yet due and payable, (v) with respect to the Leased Property, (A) easements, covenants, rights-of-way, leases and other similar restrictions of record which do not or would not materially interfere with the use or occupancy of such real property in the operation of the Business conducted thereon, and (B) zoning, building code, land use and other similar restrictions and laws which are not violated by the current use or occupancy of such real property or the operation of the Business thereon, (vi) any landlord’s interest or right (including developer or third party Liens affecting such landlord interests or rights) in any real property over which any member of Seller Group has a leasehold interest, (vii) Liens created by or for the benefit of Purchaser or its affiliates, (viii) a licensor’s interest in any Intellectual Property licensed to or by Seller or any Asset Selling Subsidiary with respect to the Business in the ordinary course of business, and (ix) other minor imperfections of title, if any, that, individually or in the aggregate, do not, and are not reasonably expected to, impair in any material respect the value or use and operation of any Transferred Assets.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Personal Data” means any and all information that identifies or can be used to identify, directly or indirectly, an individual natural person.

“Post-Closing Tax Period” means any taxable period (or portion of any Straddle Period) beginning on or after the Closing Date.

“Pre-Closing Covenants” has the meaning set forth in Section 9.01.

“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) ending before the Closing Date.

“Privacy Laws” means all applicable Laws regulating the privacy, collection, use, access, processing, protection, security, marketing, deletion or disclosure of Personal Data.

“Private Label Products” means the private label products and SKUs set forth in Section 12.05(b)(v) of the Seller Disclosure Letter.

“Proceeding” means any claim, suit, action, proceeding, litigation or arbitration, mediation, hearing, inquiry, examination, demand, complaint, appeal, notice of violation, citation, summons, subpoena, investigation or audit.

“Product Authorities” has the meaning set forth in Section 3.15(a).

“Product Laws” has the meaning set forth in Section 3.15(a).

“Product Recall” means a recall of a Product mandated by a regulatory body with jurisdiction over the applicable Product.

“Products” means the products represented by the SKUs for (a) the (1) Garden Veggie Snacks / Sensible Portions, (2) Terra and (3) Garden of Eatin’ brands as set forth in Section 12.05(b)(vi) of the Seller Disclosure Letter and (b) the Private Label Products.

“Proposed Purchase Price Allocation” has the meaning set forth in Section 10.05(b).

“Purchase Price” has the meaning set forth in Section 1.01.

“Purchase Price Allocation” has the meaning set forth in Section 10.05(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Fundamental Representations” has the meaning set forth in Section 7.03(a).

“Purchaser Material Adverse Effect” has the meaning set forth in Section 4.01.

“Purchaser U.S. Affiliate” has the meaning set forth in Section 2.02(b).

“Purchaser Canadian Affiliate” has the meaning set forth in Section 2.02(b).

“Purchaser Welfare Plans” has the meaning set forth in Section 6.05(a).

“R&W Insurance” means any insurance coverage provided pursuant to a Purchaser-side representation and warranty insurance policy naming each of Purchaser as an insured and providing coverage for certain losses incurred by Purchaser and its affiliates related to this Agreement.

“Reference Time” means 12:01 a.m. New York time on the day immediately preceding the Closing Date.

“Registered Transferred Intellectual Property” has the meaning set forth in Section 3.07(a).

“Representative” means, with respect to any party, any officer, employee, investment banker, consultant, attorney, accountant, advisor, agent or other representative of such party.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Resident Jurisdiction” has the meaning set forth in Section 2.05.

“Retained Business” means all businesses, operations and activities directly or indirectly conducted by Seller Group or its affiliates other than the Business.

“Retained Liabilities” has the meaning set forth in Section 1.04(b).

“Seller DC Plan” has the meaning set forth in Section 6.04(a).

“Seller Indemnitees” has the meaning set forth in Section 9.04.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Employee” has the meaning set forth in Section 5.07(d).

“Seller Fundamental Representations” has the meaning set forth in Section 7.02(a).

“Seller Group” means, collectively, each of Seller, the Asset Selling Subsidiaries and each of their respective affiliates as of the date hereof.

“Seller’s Accountants” has the meaning set forth in Section 2.03(b)(i).

“Service Provider Facility” means the facilities of each Co-Manufacturer and Warehousing Provider identified on Section 12.05(b)(vii) of the Seller Disclosure Letter.

“Seller Retained Licensed Intellectual Property” has the meaning set forth in Section 11.02(b).

“Shore Non-Disclosure Agreements” means those agreements entered into between Seller or any affiliate thereof, on the one hand, and persons expressing an interest in a transaction to acquire the Business, on the other hand, with respect to (among other things) the use and confidentiality of information related to the Business.

“Solvent” has the meaning set forth in Section 4.06.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date.

“subsidiary” of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

“Target Inventory” has the meaning set forth in Section 2.03(c).

“Tax” or “Taxes” means any U.S., Canadian or other non-U.S. federal, state, provincial, territorial, local or other tax, fee, levy, duty, impost, withholding or other similar charge, in each case in the nature of tax, including income, gross receipts, excise, employment, sales, use, transfer, bulk sales, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, profits, withholding, Social Security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee, together with any interest, penalty or addition thereto, imposed by a Governmental Entity. Notwithstanding anything herein to the contrary, this definition shall exclude tariffs.

“Tax Consideration” has the meaning set forth in Section 10.05(a).

“Tax Return” means any return, form, statement, report, information return, disclosure, claim or declaration, including any supplement, schedule or attachment thereto and any amendment thereof, with respect to Taxes that is filed or maintained, or required to be filed or maintained with a Governmental Entity.

“Trademarks” means all trademarks, service marks, trade dress, trade names, business names, brand names, logos, slogans and other indicia of origin and source identifiers, and all applications, registrations and renewals with respect to any of the foregoing, together with the goodwill associated with any of the foregoing.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration and other similar Taxes (but excluding any Taxes imposed on or with respect to any income or gains of Seller and VAT) incurred in connection with the Acquisition.

“Transfer Time” has the meaning set forth in Section 6.01(a).

“Transferred Assets” has the meaning set forth in Section 1.02(a).

“Transferred Contracts” has the meaning set forth in Section 1.02(a)(v).

“Transferred Employee” has the meaning set forth in Section 6.01(a).

“Transferred Equipment” has the meaning set forth in Section 1.02(a)(ii).

“Transferred Intellectual Property” has the meaning set forth in Section 1.02(a)(iii).

“Transferred Inventory” has the meaning set forth in Section 1.02(a)(i).

“Transferred IT” has the meaning set forth in Section 1.02(a)(x).

“Transferred Lease” has the meaning set forth in Section 1.02(a)(vi).

“Transferred Permits” has the meaning set forth in Section 1.02(a)(iv).

“Transferred Records” has the meaning set forth in Section 1.02(a)(viii).

“Transition Services Agreement” has the meaning set forth in Section 2.02(a)(v).

“U.S. Asset Selling Subsidiaries” has the meaning set forth in Section 2.02(b).

“USDA” has the meaning set forth in Section 3.15(a).

“VAT” means (a) the Canadian federal goods and services tax and harmonized sales tax levied under Part IX of the Excise Tax Act (Canada), the Quebec sales tax levied under Title I of the Act respecting the Quebec sales tax, and any similar value added tax levied by a Canadian province or territory and (b) any other value added tax of a similar nature, however denominated, to the taxes referred to in the foregoing clause (a), whether imposed in substitute for, or levied in addition to, such Tax referred to in the foregoing clause (a), or imposed elsewhere by reference to value added or sales.

“Warehousing Provider” has the meaning set forth in Section 3.08(e).

“Workers’ Compensation Event” has the meaning set forth in Section 6.05(d).

SECTION 12.06. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable Law.

SECTION 12.07. Integrated Contract. This Agreement, including the Seller Disclosure Letter (and the Introduction thereto) and the Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 12.11, the Confidentiality Agreement and the Ancillary Agreements, including the schedules, exhibits and annexes thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any term used in the Seller Disclosure Letter or any Exhibit hereto but not otherwise defined therein shall be defined as set forth in this Agreement. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement, the Confidentiality Agreement or the Ancillary Agreements other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder.

SECTION 12.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement and the Ancillary Agreements is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement and the Ancillary Agreements are fulfilled to the extent possible.

SECTION 12.09. Governing Law. This Agreement, and all matters, claims or causes of action (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York; provided, that matters involving the internal corporate affairs of each of the parties hereto shall be governed by the Laws of the jurisdiction in which such party is organized.

SECTION 12.10. Jurisdiction; Consent to Service of Process. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Supreme Court of the State of New York, New York County located in the Borough of Manhattan (and the appellate courts thereof) in the event any dispute arises out of this Agreement or the Acquisition, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Proceeding relating to this Agreement or the Acquisition in any court other than the Supreme Court of the State of New York, New York County located in the Borough of Manhattan (and the appellate courts thereof), or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States sitting in the Southern District of New York (and appellate courts thereof), and appellate courts thereof, (iv) waives any right to trial by jury with respect to any Proceeding related to or arising out of this Agreement or the Acquisition, (v) waives the defense of an inconvenient forum to the maintenance of any Proceeding related to or arising out of this Agreement or the Acquisition and (vi) consents to service of process being made through the notice procedures set forth in Section 12.04. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York. The parties hereto agree that a final judgment in any such Proceeding or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

SECTION 12.11. Amendments. This Agreement may be amended, modified, superseded or canceled and any of the provisions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 12.12. Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered by the other parties pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 12.13. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. The right of specific enforcement is an integral part of the Acquisition and without that right, neither Seller or Purchaser would have entered into this Agreement. No party shall oppose the granting of any such injunction, specific performance and other equitable relief on the basis that (a) there is an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Each party shall waive any requirement for the posting of any bond or the provision of any other security in connection with any such injunction, specific performance and other equitable relief. If, prior to the Outside Date, a party hereto brings any Proceeding to prevent breaches of this Agreement or to enforce specifically the provisions of the Agreement, the Outside Date shall automatically be extended (x) for the period during which such Proceeding is pending, plus twenty (20) business days or (y) by such other time period established by the court presiding over such Proceeding, as the case may be. The parties hereto acknowledge and agree that the provisions set forth in Section 8.02 are not intended to and do not adequately compensate for the harm that would result from a breach of this

Agreement and shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement. It is explicitly agreed that each party has the right to injunctions, specific performance or other equitable remedies to enforce the other party’s obligations to consummate the Acquisition.

SECTION 12.14. No Recourse Against Nonparty Affiliates. Claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any Ancillary Agreement, or the negotiation, execution, or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement or in the applicable Ancillary Agreement (“Contracting Parties”) and then only with respect to the specific obligations set forth herein (with respect to the parties identified in the preamble to this Agreement) or therein (with respect to the parties to such Ancillary Agreement.) No person who is not a Contracting Party with respect to this Agreement or an Ancillary Agreement, as applicable, including any member of Seller Group or any affiliate of Purchaser who is not itself a Contracting Party (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such Ancillary Agreement, as applicable, or based on, in respect of, or by reason of this Agreement or such Ancillary Agreement, as applicable, or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by applicable Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any Ancillary Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or any Ancillary Agreement.

SECTION 12.15. Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its affiliates, hereby irrevocably and unconditionally releases and forever discharges Seller and each other member of Seller Group (including each current and former director, stockholder, manager, officer in any way related to the Business), from any and all claims, causes of action, suits, proceedings, or liabilities whatsoever, whether in law or in equity or granted by statute, arising out of, or relating to, or accruing from (i) the organization, management or operation of the Business, in each case, relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) the Acquisition (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Agreement) or (iii) any information (whether written or oral), documents or materials furnished in connection with the Acquisition; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person (A) for claims involving Fraud or (B) with respect to claims against a party to this Agreement or any Ancillary Agreement in regards to covenants or agreements contained herein or therein that by their terms contemplate performance on or following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

(b) Effective as of the Closing, Seller, on behalf of itself and each member of the Seller Group, hereby irrevocably and unconditionally releases and forever discharges Purchaser and each of its affiliates (including each current and former director, stockholder, equity holder, partner, member, manager, officer and employee in any way related to the Business), from any and all claims, causes of action, suits, proceedings, or liabilities whatsoever, whether in law or in equity or granted by statute, arising out of, or relating to, or accruing from (i) the organization, management or operation of the Business, in each case, relating to any matter, occurrence, action or activity on or prior to the Closing Date, (ii) the Acquisition (including any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement or in any Ancillary Agreement) or (iii) any information (whether written or oral), documents or materials furnished in connection with the Acquisition; provided that nothing contained in this Agreement shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any person (A) for claims involving Fraud or (B) with respect to claims against a party to this Agreement or any Ancillary Agreement in regards to covenants or agreements contained herein or therein that by their terms contemplate performance on or following the Closing or otherwise expressly by their terms survive the Closing, to the extent of such survival in accordance with their terms.

SECTION 12.16. No Other Duties. The only duties and obligations of the parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.

SECTION 12.17. Legal Representation. (a) Each of the parties to this Agreement acknowledges and agrees that Cravath, Swaine & Moore LLP (“Existing Counsel”) has acted as counsel for Seller and their affiliates in connection with this Agreement and the Acquisition (the “Acquisition Engagement”).

(b) Each of the parties to this Agreement acknowledges and agrees that all confidential communications between Seller or its respective affiliates, on the one hand, and Existing Counsel, on the other hand, in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to Seller and its affiliates, and not to Purchaser or the Business, and shall not pass to or be claimed, held, or used by Purchaser or the Business upon or after the Closing. Accordingly, Purchaser shall not have access to any such communications, or to the files of Existing Counsel relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Existing Counsel in respect of the Acquisition Engagement constitute property of the client, only Seller and its affiliates shall hold such property rights, and (ii) Existing Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Purchaser or the Business by reason of any attorney-client relationship between Existing Counsel and the Business or otherwise. If and to the extent that, at any time subsequent to Closing, a dispute arises between Purchaser or any of its affiliates and a third party, Purchaser and its affiliates (including, after the Closing, the Business) shall have the right to assert or waive any attorney-client privilege (and prevent disclosure) with respect to any communication between the Business and Existing Counsel that occurred at any time prior to the Closing, but Purchaser, on behalf of itself and its affiliates (including, after the Closing, the Business) shall be entitled to waive such privilege only with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Each of the parties to this Agreement acknowledges and agrees that Existing Counsel may continue to represent Seller or its affiliates in future matters. Accordingly, Purchaser, on behalf of itself and its affiliates (including after the Closing, the Business), expressly: (i) consents to Existing Counsel’s representation of Seller and their affiliates in any matter, including any post-Closing matter in which the interests of Purchaser or its respective affiliates or the Business, on the one hand, and Seller or its affiliates, on the other hand, are adverse, including any matter relating to the Acquisition, and whether or not such matter is one in which Existing Counsel may have previously advised Seller or its affiliates; and (ii) consents to the disclosure by Existing Counsel to Seller or any of their affiliates of any information learned by Existing Counsel in the course of its representation of Seller or their respective affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Existing Counsel’s duty of confidentiality.

(d) Purchaser, on behalf of itself and its affiliates (including after the Closing, the Business) further covenants and agrees that each shall not assert any claim, and that it hereby waives any claim, against Existing Counsel in respect of any legal services provided to the Business by Existing Counsel in connection with the Acquisition Engagement.

(e) Upon and after the Closing, the Business shall cease to have any attorney-client relationship with Existing Counsel, unless and to the extent Existing Counsel is specifically engaged in writing by Purchaser or the Business to represent it after the Closing. Any such representation by Existing Counsel after the Closing shall not affect the foregoing provisions hereof.

(f) Each of Purchaser and Seller consent to the arrangements in this Section 12.17 and agree not to take or cause their affiliates to take positions contrary to the intent of this Section 12.17. Each of Purchaser and Seller further agree that Existing Counsel is a third-party beneficiary of this Section 12.17.

[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

The Hain celestial group, inc., as Seller,
By
/s/ Lee A. Boyce
Name: Lee A. Boyce
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

SNACKRUPTORS INC., as Purchaser,
By
/s/ Ojus Ajmera
Name: Ojus Ajmera
Title: Co-Chief Executive Officer

[Signature Page to Asset Purchase Agreement]